AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON *

                              REGISTRATION NO. 333-
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       First Irving Strategic Group, Inc.
             (Exact name of registrant as specified in its charter)

               ----------- ---------------- -----------------
                 Florida           6770         Applied For

---------------------- ---------------------- --------------------------
---------------------- ---------------------- --------------------------

State or other jurisdiction of    PRIMARY STANDARD INDUSTRIAL   I.R.S. Employer
incorporation or organization     CLASSIFICATION CODE NUMBER    Identification No.
-----------------------------     -------------------------    ---------------------

                              2503 W. Gardner Ct.,
                                 Tampa, FL 33611
                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]
*registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. *[ ]
                            ------------------------
 CALCULATION OF REGISTRATION FEE


Title of each                   Proposed          Proposed
class of          Amount        maximum           maximum          Amount of
securities        to be         offering price    aggregate        registration
to be             registered    per unit          offering price   fee
registered

Common            8,550,000           *                *                 *
Stock, par
Value - no

Common               150,000          *                *                 *
Stock, par
Value - no




(1) Represents an estimate of the maximum number of shares of common stock of Registrant which may be issued to former holders of shares of common stock of PC Universe pursuant to the merger described herein.
(2) The registration fee has been calculated pursuant to Rule 457(f) (2). As of the filing of this registration statement, PC Universe had an accumulated capital deficit. In addition, PC Universe's common stock has no par value.
Accordingly, the proposed maximum offering price has been calculated by multiplying one-third, 1/3, of an assumed par value for PC Universe's Common Stock of, $.0001 per share, pursuant to Florida law by the maximum number of shares to be issued to the holders of PC Universe common stock in the merger.

                            ------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

PROSPECTUS
                       First Irving Strategic Group, Inc.


First Irving Strategic Group, Inc., a Florida corporation and PC Universe, Inc., a Florida corporation, have entered into a merger agreement. As a result of the merger, each outstanding share of PC Universe common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of First Irving Strategic Group common stock. When the merger closes, First Irving Strategic Group will change its name to PC Universe and will be the surviving corporation. It will then file to have its stock quoted on the OTC Bulletin Board.

The following table contains comparative share information for shareholders of PC Universe and First Irving Strategic Group immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former shareholders of PC    The current shareholders of     Total
                                Universe                         First Irving Strategic Group
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                8,550,000                        450,000                         9,000,000
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            95%                              5%                              100%
          --------------------- -------------------------------- ------------------------------- ---------------------

Of the 8,700,000 shares being registered, 8,550,000 will be issued to existing shareholders of PC Universe in the merger. The remaining 150,000 shares are the subject of PC Universe options with Lambo Investments, Ltd. and JB Brown, Ltd., current shareholders of PC Universe and are being registered for resale by them if the options are exercised after the merger closes. PC Universe will not receive any proceeds from the sale of the shares underlying the options. The numbers in the table above assume that no options are exercised.

The merger presents some risks. We suggest you review "Risk Factors" beginning on page .

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the First Irving Strategic Group common stock to be issued in the merger or if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The merger agreement is filed as an exhibit to this registration statement.

The Companies

First Irving Strategic Group, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

First Irving Strategic Group was organized as a corporation under the laws of the state of Florida in September, 1999. Since inception, our primary activity has been directed to organizational efforts. It was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. First Irving Strategic Group has now identified PC Universe as the entity First Irving Strategic Group wishes to acquire. First Irving Strategic Group is not searching for additional acquisition candidates.

It has never offered or sold any securities in either a registered or unregistered transaction except for issuing shares to its 15 stockholders upon its formation.

First Irving Strategic Group is not currently a company which is listed for trading on the OTC Bulletin Board. Before securing approval of an application to be listed on the OTC Bulletin Board, First Irving Strategic Group must first have this registration statement declared effective. Public Securities, an NASD Market Maker, has agreed to file a form 211 to secure a listing on the OTC Bulletin Board. First Irving Strategic Group believes that the NASD will not approve this application until this registration statement has been declared effective. After this task has been accomplished, the NASD and the Market Maker must resolve all outstanding issues that the NASD may have in order for trading to commence.


PC Universe, Inc.
 2302 North Dixie Highway
 Boca Raton, Florida 33431
 Phone:  561.447.0050

PC Universe was incorporated in Florida November 20, 1995. PC Universe markets the following computer related products and services:

Computer Hardware

o        Multimedia
o        Workstations
o        Desktops
o        Servers
o        Laptops
o        Networking
o        Related accessories such as printers, scanners, and hubs

Audio/Visual Equipment

     Speakers
     Stereo equipment
     Plasma screens
     High-end A/V equipment

Software Licenses And Business Related Software

o        Office 2000
o        WordPerfect 2000
o        Novell
o        Unix
o        Windows 2000 Server
o        Windows NT.

Services

o        Warranty and Non-Warranty Repairs
o        Hardware Installation
o        Software Installation
o        Configuration and Upgrades
o        Service Agreements
o        Provide Technical Personnel to Corporate IT Departments On An Outsource
         Basis
o        Designing and Installing Networks
o        Network Consulting and Implementation - Novell, NT, and Unix

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

More than 90 percent of First Irving Strategic Group's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Shareholders owning more than 90% of First Irving Strategic Group's common stock have executed a written consent voting to approve the merger. No further consent or any of the shareholders of First Irving Strategic Group is necessary to approve the merger under the laws of the state of Florida.

Approximately 54% of PC Universe's shares are held by its directors, executive officers and their affiliates. A majority vote of the issued and outstanding shares is required to approve the merger. Assuming consents are secured from shareholders owning more than 50% of the stock of PC Universe, shareholders who did not consent to the merger will, by otherwise complying with Florida corporate law, be entitled to dissenters' rights with respect to the proposed merger. No consents will be solicited or accepted until after the effective date of this prospectus

Regulatory approval required

Neither First Irving Strategic Group nor PC Universe is aware of any governmental regulatory approvals required to be obtained with respect to the closing of the merger, except for the filing of the articles of merger with the offices of the secretary of state of the state of Florida.

Dissenters' rights

Dissenters' rights of appraisal exist. In general, under Florida law, any shareholder who does not give consent for the merger and files a written demand for appraisal with PC Universe within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of PC Universe. If you wish to exercise these rights, you must not consent in writing or otherwise vote in favor of the merger, must file a written demand within the prescribed time period, and follow other procedures. These rights the way you exercise them are discussed in greater detail beginning on page .

Federal income tax consequences

Neither PC Universe nor its shareholders will recognize gain or loss for federal income tax purposes as a result of the merger. We have discussed the tax aspects of this transaction further on page .

Tax matters are very complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Other Information for PC Universe Stockholders:

o Do not send in your PC Universe stock certificates now. If the merger is completed, we will send you written instructions for exchanging your shares.

o The merger has been structured as a tax-free reorganization. The tax basis in your PC Universe common stock will carryover and become the tax basis in your new shares of First Irving Strategic Group common stock.

o Like PC Universe, First Irving Strategic Group has never paid any dividends.

o If you have any questions about the merger, please call Tom Livia, at PC Universe, at 561-483-0539

Selected Historical Financial Information

The following selected historical financial information of PC Universe and First Irving Strategic Group has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

*Your accountants prepare the items in Bold and our accountants prepare the rest.

PC UNIVERSE SELECTED HISTORICAL FINANCIAL INFORMATION

FIRST IRVING STRATEGIC GROUP SELECTED HISTORICAL FINANCIAL INFORMATION

The following information concerning our financial position and operations is as of and for the period ended December 31, 1999.

Total assets                                       $  0
Total liabilities                                     0
Equity                                               79
Sales                                                 0
Net loss                                             79
Net loss per share                                 0.00


UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF PC UNIVERSE AND FIRST IRVING STRATEGIC GROUP

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

COMPARATIVE PER SHARE DATA

                                  RISK FACTORS

RISKS CONCERNING PC UNIVERSE.

Our distributors, including Ingram-Micro, Tech Data, InaCom, and Merisel, failure to supply and fulfill orders for our computer hardware and software products could reduce our revenues.

We depend on distributors, including Ingram-Micro, Tech Data, InaCom, and Merisel to provide all of our computer hardware and software products and to fulfill our customers' orders. To date, a substantial majority of our product sales revenues has been derived from computer hardware and software products acquired from our distributors. We cannot guarantee that our distributors will continue to supply a sufficient quantity of inventory on a timely basis to satisfy our order requirements. If our distributors were to terminate or refuse to renew our distribution arrangement with them, we would have to purchase our computer hardware and software products from other distributors.

Our current pricing schedules could be revised. Our distributors' termination of or failure to renew our contracts could cause significant delays in our ability to fulfill our customers' orders, and we may not be able to locate other distributor that can provide comparable fulfillment, processing and shipping services in a timely manner, on acceptable commercial terms, if at all.

Our distributors' may not be able to replenish their inventory in a timely manner, which could reduce our revenues.

Our customers' orders could be significantly delayed if we need to seek other distributors to fulfill our customers' orders. Our distribution agreements with our distributors do not require them to set aside any amount of inventory to fulfill our orders or to give our orders priority over other resellers to whom they sell. Furthermore, some vendors may decide, for reasons outside our control, not to offer particular products for sale on the Internet. For example, in February 1999, Compaq Computer Corp. temporarily suspended its authorization of Internet resellers to sell Compaq products. Other manufacturers, including Dell Computer Corp., have chosen not to authorize any Internet resellers. These vendors may also cause our distributors not to sell products to us.

Our future success also depends on our distributors' ability to provide timely and accurate order fulfillment. If they don't, our revenues could be reduced.

We depend on our distributors to process and ship substantially all of the computer hardware and software products that we sell to our customers. However, we have limited control over their shipping and processing procedures. Our distributors' systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and similar events. We do not carry sufficient business interruption insurance to compensate us for any losses that could occur as a result of our distributors' inability to perform for any reason.

In the future, our vendors may not be willing to provide these services at competitive rates. In addition, vendors may refuse to develop the communications technology necessary to support our direct shipment infrastructure. We also have no effective means to ensure that our providers will continue to perform these services to our satisfaction. Our customers could become dissatisfied and cancel their orders or decline to make future purchases if we or our providers are unable to deliver products on a timely basis. If our customers become dissatisfied with our distributors and third party service providers, our reputation and our brand could suffer.

Our operations are also heavily dependent upon a number of other third parties for delivery services. Their failure to perform would reduce our revenues.

Our distributors use the Federal Express Corporation, United Parcel Service and the United States Postal Service to deliver substantially all of our products. If the services of any of these third parties become unsatisfactory, our customers may experience lengthy delays in receiving their orders, and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms.

PC Universe's technical support and service customers have no contracts. If customers do stop using these services, PC Universe's revenues would be hurt.

PC Universe derives approximately 15% of its revenues from technical support and service activities. As there are no written contracts, these customers could easily stop using these services without penalty. As a result, PC Universe's quarterly operating results will depend to an extent on technical support and service fees paid by customers within the quarter and on its ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. If customers stop purchasing these services or if PC Universe fails to obtain new customers for these services in any quarter, its business and operating results could be harmed.

PC Universe's future revenues and profits will be substantially dependent upon the widespread acceptance of the Internet as a medium for locating computer hardware and software products by customers. The ultimate demand for computer hardware and software products on the internet uncertain. If there is not sufficient demand for computer hardware and software products on the internet, its revenues will be reduced.

Rapid growth in the acceptance and use of the Internet for the sale of products and services is a recent phenomenon. This acceptance and use may not continue. Because global online commerce is new and evolving, PC Universe cannot predict whether the Web will prove to be a viable commercial marketplace in the long term.

In order to develop and expand its customer base, PC Universe must appeal to customers who historically have used traditional means of locating customers. If PC Universe doesn't attract customers, its revenues will be reduced.

Customers acquiring products and services similar to those PC Universe offers may be reluctant or slow to buy PC Universe's computer hardware and software products on the Internet, which would hurt its ability to generate revenues. Those customers using more traditional methods may not be willing to make the transition to Internet commerce.

Even if the internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of customers will not adopt the internet as a medium of commerce. These concerns may increase as additional publicity over privacy issues over the internet increases. If there is not sufficient market acceptance or if market acceptance declines for these or other reasons, our revenues will be reduced.

A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. PC Universe's security measures may not prevent security breaches. The failure by PC Universe to prevent security breaches could harm its business.

Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by PC Universe to protect customer transaction data. Any compromise of its security could harm its reputation and, therefore, its business. In addition, a party who is able to circumvent its security measures could misappropriate proprietary information or cause interruptions in its operations.

The success of PC Universe's business marketing computer hardware and software products will depend largely on the development and maintenance of web infrastructure. Problems with development and maintenance of this infrastructure could decrease the growth of customers of the web. It could also increase costs of PC Universe's products and services. These web-related infrastructure problems could reduce its revenues.

Development and maintenance of the web infrastructure includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable access to PC Universe's computer hardware and software products.

The web has experienced, and is likely to continue to experience, significant growth in the numbers of customers and amount of traffic. If the web continues to experience increased numbers of customers, increased frequency of use or increased bandwidth requirements, the web infrastructure may be unable to support the demands placed on it. Specifically, if sufficient bandwidth is not available, there may be a slower than anticipated growth of the internet as a means of commerce.

The web could be damaged by outages and other delays as a result of damage to portions of its infrastructure. Heavy stress placed on systems could cause them to operate at unacceptably low speed or fail. Additionally, a natural disaster, power or telecommunications failure or act of war may cause extended systems failure. Computer viruses or unauthorized access to or sabotage of its network by a third party could also result in system failures or service interruptions. Although it has not experienced any of these problems to date, outages and delays that occur in the future could reduce the level of usage of the web as well as the level of traffic to and revenues generated from computer hardware and software products on its site.

Problems with web infrastructure could also increase costs of use of the web. If it costs customers more to access the internet, there may be fewer customers than anticipates. If it costs PC Universe more to maintain its site, its prices may increase and demand may decrease.

PC Universe's ability to successfully sell to customers and provide high quality customer service largely depends on the efficient and uninterrupted operation of its internal infrastructure. If PC Universe's internal computer and communications systems are inadequate or fail to perform, its revenues could be reduced.

Substantially all of its management systems are located at its corporate offices in Boca Raton, FL. PC Universe contracts with a third party, A Digital Dream, located in Miami, FL, for mission critical Internet connectivity. PC Universe does not have a formal disaster recovery plan and does not carry any business interruption insurance to compensate PC Universe for losses that may occur.

Application of existing laws and regulations governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy by governmental agencies is uncertain. Any adverse application of these laws and regulations or new laws or regulations could reduce PC Universe's revenues, increase the cost of doing business as a result of litigation costs, increase service delivery costs, or otherwise reduce its revenues.

The vast majority of these laws and regulations governing PC Universe's operations were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. The federal government or one or more states may attempt to impose these regulations upon PC Universe in the future.

Several states have proposed legislation that would limit the uses of personal user information gathered online or require online its various products and services and those of its third party customers to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from customers and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way PC Universe does business or could create uncertainty in the marketplace. This could reduce demand for its various products and services, increase the cost of doing business as a result of litigation costs or increased service delivery costs.

In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. If PC Universe is required to qualify and doesn't, its revenues could be reduced.

As a company conducting business on the internet, it is unclear in which states PC Universe is actually conducting business. Its failure to qualify as a foreign corporation in a jurisdiction where PC Universe is required to do so could subject PC Universe to taxes and penalties for the failure to qualify and could result in its inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to its business, could reduce revenues.

PC Universe's business may be subject to sales and other taxes. A successful assertion by one or more states or any foreign country that PC Universe should collect sales or other taxes on revenues generated from its operations could reduce its revenues.

PC Universe does not plan to collect sales or other similar taxes on revenues generated from computer hardware and software products shipped outside of the state of Florida. One or more states may seek to impose revenues tax collection obligations on companies such as PC Universe that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on revenues generated from the sale of goods or services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish its opportunity to derive financial benefit from its activities.

The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on its income, if any, or from collecting taxes that are due under existing tax rules.

PC Universe's business may be harmed by litigation related to sale or use of computer hardware and software products. Any litigation could reduce its revenues.

The law relating to the liability of providers of online products and services for their activities and the activities of their customers is currently unsettled. PC Universe could be sued for any problems which occur in or result from use of its computer hardware and software products. These claims have been brought, and sometimes successfully litigated, against online product and service providers.

Any resulting litigation could:

o        Be costly for PC Universe.

o        Divert management attention from the operation of its business.

o        Result in increased costs of doing business.

o        Lead to adverse judgment.

In addition, in the event that PC Universe implements a greater level of interconnectivity on its site, PC Universe will not and cannot practically screen all of the content generated or accessed by its customers, and PC Universe could be exposed to liability with respect to this content.

Although PC Universe carries general liability insurance, its insurance may not be sufficient to cover claims of these types or may not be adequate to indemnify PC Universe for all liability that may be imposed.

If PC Universe becomes liable for any of these claims, particularly liability that is not covered by insurance or is in excess of insurance coverage, PC Universe could be directly harmed and PC Universe may be forced to implement new measures to reduce its exposure to this liability. This may require PC Universe to expend substantial resources and to discontinue some product or service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits could harm its reputation or otherwise harm the growth of its business.


PC Universe anticipates increased expenses as it expands its business. These expenses may cause future operating results to fluctuate significantly and possibly fail to meet or exceed the expectations of securities analysts or investors, causing its stock price to decline.

PC Universe plans to increase its operating expenses and to expand its product development, sales, marketing and customer support activities. Its decisions regarding its operating expenses and anticipated revenue trends may be incorrect. Many of its expenses are relatively fixed in the short term. PC Universe may not be able to reduce its expenses if its revenues are lower than anticipated, which could cause its operating results to be below the expectations of public market analysts or investors, causing the price of its common stock to fall after PC Universe commences trading.

PC Universe must retain and recruit key personnel. If we don't our business could suffer because our revenues may be reduced if we cannot recruit or lose these key employees.

PC Universe's business is dependent on the services of Messrs Stern, Zolotsky and Livia. None of PC Universe's management personnel or employees have employment contracts, nor do we carry any key person insurance on any of our management personnel or employees. The loss of any of its senior management or other key technical, customer support, revenues and marketing personnel, particularly if lost to competitors, could harm its business.

PC Universe's success also depends upon its ability to attract and retain highly skilled management and other personnel. Competition for highly skilled employees with technical, management, marketing, revenues, product development and other specialized training is intense and PC Universe may not be successful in attracting and retaining these kinds of personnel. In addition, it may experience increased costs in order to attract and retain skilled employees.

PC Universe's management has significant control over stockholder matters, which may impact the ability of minority stockholders to influence PC Universe's activities.

PC Universe's officers and directors and their families control the outcome of all matters submitted to a vote of the holders of common stock, including the election of directors, amendments to its certificate of incorporation and approval of significant corporate transactions. These persons will beneficially own, in the aggregate, approximately 47% of our outstanding common stock. This consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of PC Universe that might be beneficial to other stockholders.

The price of PC Universe's stock may fall if, after the merger, PC Universe's insiders sell a large number of their shares. It may also fall if non-insiders sell their shares as well. This could reduce the price for which PC Universe's shareholders may be able to sell their shares.

After the merger, three of PC Universe's principal executive officers and 16 of their relatives will own an aggregate of 4,587,000 shares. Of these shares, 4,147,000 are owned by the three executive officers and may only be sold in compliance with Rule 144, except that there is no one year holding period because these shares are being issued under this registration statement. To the extent that the family members and not the three officers are deemed to be beneficial owners of the other 440,000 shares they would be deemed non-insiders. After the merger, an additional approximately 40 non-insider stockholders will own an aggregate of 4,413,000 non-restricted shares. These non-insiders are not subject to the restrictions of Rule 144, and all of these non-insider shares may be sold when Rule 144 is available, ninety days after this registration statement has been declared effective.

Rule 144 generally provides that a person owning shares subject to the Rule who has satisfied or is not subject to a one year holding period for the restricted securities may sell, within any three month period (provided we are current in our reporting obligations under the Exchange Act) subject to certain manner of resale provisions, an amount of restricted securities which does not exceed 1% of a company's outstanding common stock.

A sale of shares by these security holders, whether under Rule 144 or otherwise, may have a depressing effect upon the price of our common stock in any market that might develop after the merger.

                                MERGER APPROVALS

On May 1, 2000, Michael T. Williams and Rob Rill as the members of our board of directors approved the merger proposal. Stockholders owning more than 80% of the stock of First Irving Strategic Group approved the merger proposal at the same time.

On May 1, 2000, the board of directors of PC Universe unanimously approved the merger proposal.

                               MERGER TRANSACTION

The merger agreement provides each outstanding share of PC Universe common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of First Irving Strategic Group common stock. The following table contains comparative share information for shareholders of PC Universe and First Irving Strategic Group immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former shareholders of PC    The current shareholders of     Total
                                Universe                         First Irving Strategic Group
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                8,550,000                        450,000                         9,000,000
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            95%                              5%                              100%
          --------------------- -------------------------------- ------------------------------- ---------------------

Of the 8,700,000 shares being registered, 8,550,000 will be issued to existing shareholders of PC Universe in the merger. The remaining 150,000 shares are the subject of PC Universe options with Lambo Investments, Ltd. and JB Brown, Ltd., current shareholders of PC Universe and are being registered for resale by them if the options are exercised after the merger closes. PC Universe will not receive any proceeds from the sale of the shares underlying the options. The numbers in the table above assume that no options are exercised.


The agreement provides that at the closing of the merger, First Irving Strategic Group will

o        Change its name to PC Universe
o        Adopt PC Universe's articles and bylaws
o Elect, effective upon the effectiveness of the merger, new officers and a new board of directors to consist of the current officers and current directors of PC Universe

The agreement provides that PC Universe's shareholders who vote against the merger are entitled to dissenters' rights with respect to the proposed receipt of shares of our name common stock as set forth in your state's law. The agreement also provides for the payment to our name of a Merger Fee in the amount of $75,000.

The agreement provides that the current directors of First Irving must enter into option agreements allowing PC Universe to purchase from them after the merger the same number of shares on the same terms and conditions as Lambo Investments, Ltd. and JB Brown, Ltd. can purchase shares from PC Universe after the merger under their currently outstanding options with PC Universe. Under the agreement, First Irving will honor the currently existing options after the merger. The options with the First Irving directors require that if Lambo Investments, Ltd. and JB Brown, Ltd. exercise their options with what will be the surviving corporation, PC Universe after the merger, PC Universe must exercise its options with the directors of First Irving to the same monetary extent.

None of the shares of First Irving Strategic Group common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of First Irving Strategic Group will be outstanding capital stock of First Irving Strategic Group after the closing of the merger.

The merger will be consummated promptly after this prospectus is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger. The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of Florida. Thereafter, PC Universe will cease to exist and First Irving Strategic Group will be the surviving corporation in the merger.

Fractional shares.

As of the date of this prospectus, there were no fractional shares of PC Universe's common stock outstanding. Because each outstanding share of PC
Universe's common stock will be entitled to receive one share of First Irving Strategic Group's common stock under the terms of the merger agreement, there will be no fractional shares issued in the merger.

Bulletin board listing

First Irving Strategic Group will be subject to the reporting requirements of the securities exchange act of 1934 after the merger as a result of its filing of a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

Upon closing of the merger, our name will seek to become listed on the over the counter bulletin board under the symbol "PCPC." If and when listed, the PC Universe's shareholders will hold shares of a publicly-traded Florida corporation subject to compliance with the reporting requirements of the exchange act. Because the state of incorporation, articles and bylaws of First Irving Strategic Group will be the same as those of PC Universe prior to the merger, the rights of shareholders of PC Universe will not change as a result of the merger.

Background of the merger

As discussed under First Irving Strategic Group Business, First Irving Strategic Group was formed as a vehicle to acquire through a registered securities offering a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. First Irving Strategic Group agreed to acquire PC Universe because this was PC Universe's objective.

Although other methods of achieving its objectives were available, including alternate forms of SEC registration statements, PC Universe chose the method involving a reverse merger with First Irving Strategic Group because it believes the optimal way for it to achieve its objectives of becoming an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board is:

o        To be acquired by an acquisition company
o To have securities to be issued to its shareholders upon the merger registered on Form S-4
o To have that registration statement declared effective before holding a formal vote on the proposed merger

PC Universe also believes this method is the optimal way for it to:

o Increase the visibility of PC Universe's business, which could be helpful in further developing and commercializing PC Universe's products.

     PC Universe believes that public, trading companies have greater visibility than private companies.

o Facilitate PC Universe's ability to raise capital in the public markets.

     PC Universe believes that public, trading companies have an easier time raising capital than private companies.

o Potentially improve PC Universe's stockholders' ability to sell their shares in the over-the-counter market.

     PC Universe believes that public, trading companies provide greater investor liquidity than private companies.

Contacts between the Parties

In April, 1999, Mr. Rob Rill retained Williams Law Group, P.A. to form an acquisition corporation to secure an operating company to acquire. At the request of Mr. Rill, for administrative convenience only Mr. Williams agreed to serve as president and director of the corporation and Mr. Rill would be a director as well. Upon formation, Mr. Williams and Mr. Rill were issued 1,000,000 shares each. Of the $75,000 merger fee to be paid to First Irving by PC Universe under the terms of the merger agreement, Mr. Rill will receive $25,000 for his role as director. The remaining $50,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

In April, 2000, Mr. Tom Livia, a member of the Board of Directors of PC Universe contacted Mr. Rill by telephone. In June, 2000, First Irving Strategic Group indicated that it would be willing to enter into a business combination with PC Universe. Drafting of this registration statement began immediately thereafter, during which time there were various discussions in which representatives of First Irving Strategic Group and PC Universe agreed upon the basic structure, terms and conditions of the merger. In connection with the merger, First Irving Strategic Group agreed to effect a reverse split so that Mr. Williams' Trust, including related family and employees, and Mr. Rill will each own 225,000 shares prior to the closing of the merger, subject to a repurchase option. A definitive merger agreement is currently being drafted.

Neither of the respective boards of Directors of First Irving Strategic Group or PC Universe, Inc. requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to First Irving Strategic Group and its stockholders PC Universe, Inc. and its shareholders.

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of PC Universe will become the directors and executive officers of the parent corporation.

Material Federal Income Tax Consequences

The following discussion summarizes all the material federal income tax consequences of the merger. This discussion is based on currently existing provisions of the Internal Revenue code of 1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to the PC Universe shareholders, as described below.

We have addressed this opinion to most of the typical shareholders of companies such as PC Universe. However, some special categories of shareholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

o        Dealers in securities
o        Banks
o        Insurance companies
o        Foreign persons
o        Tax-exempt entities
o Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction o Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

We also do not address the tax consequences of the merger under foreign, state or local tax laws.

We strongly urge to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither First Irving Strategic Group Industry Co. nor PC Universe has requested, or will request, a ruling from the Internal Revenue Service, IRS, with regard to any of the federal income tax consequences of the merger. The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

It is the opinion of Williams Law Group, P.A., counsel to First Irving Strategic Group Industry Co., that the merger will constitute a reorganization under
Section 368(a) of the code. The tax description set forth below has been prepared and reviewed by Williams Law Group, and in their opinion, to the extent the description relates to statements of law, it is correct in all material respects. In a prior filing of a similar transaction with the Securities and Exchange Commission, the staff requested us to add a statement that the following tax consequences are implicit in the firm's opinion that the merger is a 368(a) reorganization.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under currently applicable law, result:

         No gain or loss will be recognized for federal income tax purposes by the holders of PC Universe common stock upon the receipt of First Irving Strategic Group Industry Co. common stock solely in exchange for PC Universe common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

         The aggregate tax basis of the First Irving Strategic Group Industry Co. common stock received by PC Universe shareholders in the merger will be the same as the aggregate tax basis of the PC Universe common stock surrendered in merger.

         The holding period of the First Irving Strategic Group Industry Co. common stock received by each PC Universe shareholder in the merger will include the period for which the PC Universe common stock surrendered in merger was considered to be held, provided that the PC Universe common stock so surrendered is held as a capital asset at the closing of the merger.

         A holder of PC Universe common stock who exercises dissenters' rights for the PC Universe common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

         Neither First Irving Strategic Group Industry Co. nor PC Universe will recognize gain solely as a result of the merger.

         There is a continuity of interest for IRS purposes with respect to the business of PC Universe. This is because shareholders of PC Universe have represented to us that they will not, under a plan or intent existing at or prior to the closing of the merger of the merger, dispose of so much of their PC Universe common stock in anticipation of the merger, plus the First Irving Strategic Group Industry Co. common stock received in the merger that the PC Universe shareholders, as a group, would no longer have a significant equity interest in the PC Universe business being conducted by First Irving Strategic Group Industry Co. after the merger. Our opinion is based upon IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

o PC Universe would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

o the sum of the fair market value, as of the closing of the merger, of the First Irving Strategic Group Industry Co. common stock issued in the merger plus the amount of the liabilities of PC Universe assumed by First Irving Strategic Group Industry Co.

                           and

o             PC Universe's basis in the assets

o PC Universe shareholders would recognize gain or loss with respect to each share of PC Universe common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the First Irving Strategic Group Industry Co. common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the First Irving Strategic Group Industry Co. common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of First Irving Strategic Group Industry Co. common stock would recognize income to the extent if, among other reasons any shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the PC Universe common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that PC Universe shareholders were treated as receiving, directly or indirectly, consideration other than First Irving Strategic Group Industry Co. common stock in merger for PC Universe's shareholder's common stock, gain or loss would have to be recognized.

Termination.

At any time prior to the Effective Date, the merger agreement may be terminated, and the merger abandoned under certain circumstances, including:

o             By mutual consent of First Irving Strategic Group and PC Universe
o By either party if any of the other party's representations and warranties contained in the merger agreement shall be or shall have become inaccurate, or if any of the other party's covenants contained in the merger agreement shall have been breached
o By either party if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger
o By PC Universe if the consents have been solicited and the merger agreement shall not have been adopted and approved by the required vote
o By PC Universe if PC Universe reasonably determines that the timely satisfaction of any condition to its obligations to consummate the merger has become impossible or unlikely.

Dissenters' Rights

The following summary of dissenters' rights under Florida law is qualified in its entirety by reference to chapter 607, Florida Statutes. All material terms of chapter 607 are summarized below. First Irving Strategic Group has filed copies of these statutes as exhibits to the registration statement.

Under Florida law, a PC Universe shareholder who does not give consent for the merger and otherwise does not vote for the merger and files a written demand for appraisal with PC Universe within 20 days after receiving notice will be paid the fair market value of the shares on the date of the closing of the merger, as determined by the board of directors of PC Universe. If a PC Universe shareholders wishes to exercise these rights, he or she must not give written consent to the merger and otherwise does not vote for the merger, must file the written demand within the prescribed time period, and follow other procedures.

Within 20 days after PC Universe has given notice, any shareholder of PC Universe who elects to dissent shall file with the corporation a notice of the election, stating the shareholder's name and address, the number, classes, and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Fair value means the value of the shares as of the close of business on the day prior to the merger authorization date, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable.

Any shareholder failing to file this election to dissent within the 20 day period is bound by the terms of the proposed merger. Any shareholder filing an election to dissent must deposit his or her certificates for certificated shares with PC Universe simultaneously with the filing of the election to dissent.

Upon filing a notice of election to dissent, the shareholder is thereafter entitled only to payment for dissenting and is not entitled to vote or to exercise any other rights of a shareholder.

It is a condition to PC Universe's obligations to consummate the merger that the holders of no more than 10% of the outstanding shares of PC Universe's common stock are entitled to dissenters' rights. If demands for payment are made with respect to more than 10%, of the outstanding shares of PC Universe's common Stock, and, as a consequence more than 10% of the shareholders of PC Universe's become entitled to exercise dissenters' rights, then PC Universe will not be obligated to consummate the merger.

Accounting Treatment

For accounting purposes, the merger will be treated as an acquisition by a predecessor corporation.

Merger Procedures

Unless otherwise designated by a PC Universe shareholder on the transmittal letter, certificates representing shares of First Irving Strategic Group common stock issued to PC Universe shareholders will be issued and delivered to the tendering PC Universe shareholder at the address on record with PC Universe . In the event of a transfer of ownership of shares of PC Universe common Stock represented by certificates that are not registered in the transfer records of PC Universe , the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

o An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.

o The bond, security or indemnity as the parent corporation and the merger agent may reasonably require.

o Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.

o Certificates have been converted.

Neither First Irving Strategic Group, PC Universe , nor the transfer agent is liable to a holder of PC Universe's common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the PC Universe's shareholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of PC Universe common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of First Irving Strategic Group common stock to which the holders are entitled.

PC UNIVERSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the 6 months ended June 30, 2000 and 1999

The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's unaudited condensed consolidated financial statements and the notes thereto included elsewhere herein.

Results Of Operations

The following table sets forth financial information derived from the Company's statements of income expressed as a percentage of net sales.


Financial information percentage of  gross sales
                             6 Months Ended June 30

                                                      2000                  1999
                             (Unaudited) (Unaudited)
    Total Sales                                       100%                  100%
      Cost of Sales                                  85.5%                 87.8%
    Gross Profit                                     14.5%                 12.2%

    Operating Expenses
      Sales & Marketing                               1.8%                  1.9%
      General                                        10.4%                 10.7%
      Administrative                                  0.7%                  0.7%
    Total Operating Expenses                         13.0%                 13.3%

    Income (Loss) from Operations                     1.6%                (1.1%)
    Other Income (Expense)                            0.3%                  5.9%

    Net Income                                        1.9%                  1.8%



Net Revenues

          Net revenues were $ 4,880,636 for the 6 months ended June 30, 2000, a 3.79% increase from $4,702,231 for the 6 months ended June 30, 1999. This increase is due from growth in our corporate customer base and repeat purchases from our existing customers.

Cost of Sales

          Cost of sales consists primarily of the cost of products sold, and the related distribution and fulfillment costs, including shipping, inventory financing costs, credit card charges, internet hosting fees, and commissions paid on gross margins, as significant items. Cost of sales increased to $4,172,311 for the 6 months ended June 30, 2000 from $4,130,223 for the 6 months ended June 30, 1999 as a result of an increase in our revenues.


Sales and Marketing Expenses

     Sales and marketing expenses consists of advertising and promotional expenses, and outsourced customer service fees. Sales and marketing expenses were $87,545 for the 6 months ended June 30, 2000 and $89,308 the 6 months ended June 30, 1999.

General and Administrative Expenses

     General and administrative expenses consist primarily of payroll and related expenses for all employees, facilities expenses, professional fees, and other general corporate expenses. These expenses were $545,160 for the 6 months ended June 30, 2000 from $534,384 for the 6 months ended June 30, 1999 We expect general and administrative expenses to continue to increase as we expand our revenues.

Interest and Depreciation Expenses

The interest charges are mainly derived from balances on our corporate credit card purchases and inventory financing. Depreciation and amortization expenses consist primarily of the amortization of organizational expenses, as well as fixed asset depreciation. Interest and depreciation was $31,659 for the 6 months ended June 30, 2000 and $25,962 for the 6 months ended June 30, 1999. The increase is primarily attributable to additional interest charges incurred when assets were purchased on corporate credit cards.

Gross Profit

Gross profit was $708,325 the 6 months ended June 30, 2000 and $572,008 for the 6 months ended June 30, 1999. This increase in gross margin was primarily attributable to better pricing management of the company's product mix.

Miscellaneous Income

         Total miscellaneous income the 6 months ended June 30, 2000 was $33,320 and $149,519 for the 6 months ended June 30, 1999. This represents non-recurring income items such as liquidation sales of job lot items acquired periodically throughout the year.

Net Income

          Our net income was $91,460 for the 6 months ended June 30, 2000 and $86,792 for the 6 months ended June 30, 1999. The increase in net income was due to increased gross margins and the company's ability to contain costs.

Liquidity and Capital Resources

          At June 30, 2000, our cash liquidity was $24,564 compared to $00 of cash at December 31, 1999. Net cash used in operating activities was $107,043 and $198,590 for the 6 months ended June 30, 2000 and 1999, respectively. Accounts Receivable were $1,020,319 for the 6 months ended June 30, 2000 and
$999,079 for the 6 months ended June 30, 1999. Net cash used in investing activities was $68,281 and $549 for the 6 months ended June 30, 2000 and 1999, respectively, and primarily consisted of upgrading our website.

         As of June 30, 2000, our principal loan commitments consisted of obligations for the acquisition of fixed assets. The company is also negotiating with FINOVA Capital, to provide increased floor plan financing from $1,000,000 to $1,500,000, which will enable the company to support it's increased sales.

          We believe that our current cash balances and projected cash inflows from revenues and accounts receivable will be sufficient to meet our anticipated operating cash needs for the next 12 months.

Assets, Liabilities and Stockholders Equity

         Our total assets were $1,481,880 and $1,372,114 for the periods of June 30, 2000 and June 30, 1999. Total liabilities were $1,100,739 and $1,008,449 for
June 30, 2000 and June 30, 1999. At June 30, 2000, our current assets were $1,306,855 and June 30, 1999 they were $1,229,667. Our current liabilities for the period ending June 30, 2000 were $1,100,739 and for June 30, 1999 were $1,008,449. Working capital for the period ending June 30, 2000 was $206,116 and for June 30, 1999 it was $221,218. While shareholders equity was $381,141 for June 30, 2000 and $363,665 for June30, 1999.

            As of June 30, 2000, our principal loan commitments consisted of obligations for the acquisition of fixed assets. The company is also negotiating with FINOVA Capital, to provide increased floor plan financing from $1 million to $1.5 million, which will enable the company to support it's increased sales.

                              PC UNIVERSE BUSINESS

PC Universe sells computer hardware and software and computer technical support and repair services. It offers a comprehensive selection of brand name computer hardware and peripherals and software at everyday low prices. It offers more than 100,000 products. Its e-commerce site, www.PCUdirect is designed to enhance the customer's online shopping experience 24 hours a day, seven days a week. It uses a business model that involves outsourcing the majority of its operating infrastructure including distribution and fulfillment, customer service and support, credit card processing and the hosting of its system infrastructure and database servers. This business model allows it to add new product categories easily and rapidly and eliminates significant capital investments and the costs and risks of carrying inventory. This allows PC Universe to expand its product line as the industry itself expands.

PC Universe, Inc. was incorporated in 1995 and commenced operating as a computer mail order reseller in the first week of the following month. PC Universe intended to be a mail order company with a difference. Within one month of operating a fledgling service department was opened at its Boca Raton location primarily to provide service on products sold to the anticipated South Florida based corporate clients that it thought it would eventually enter into relationships with. In those days, mail order was a significant part of the computer sales industry, so the corporate sales were very minimal in relationship to its mail order business, and the service department was mainly providing turnkey repairs to walk in customers from the local vicinity.

From the onset, PC Universe forged sales and service relationships with companies such as IBM, Compaq, Hewlett Packard, Toshiba, Sharp, and Epson. Through these manufacturers' distributors such as Ingram-Micro, Tech Data, InaCom, and Merisel, strategic alliances were formed.

PC Universe's website was launched in March of 1996 and has constantly been improved over the years. It is currently undergoing major overhaul with a fully upgraded E-commerce site, PCUdirect.com, about to be unveiled within 60-90 days to the Internet community. This will also coincide with the launch of its extranet, accessed on its PCUniverse.com site, which will provide online access to its product database for its corporate customers. Orders and manufacturers' authorization for returns will be facilitated electronically which should reduce the turnaround time for sales fulfillment and enhance customer satisfaction.

PC Universe is currently involved in the following:

o        Direct sales to corporate customers located in the South Florida Area.
o        Service and Repairs to its corporate customers.
o        Internet sales nationally.

PC Universe has identified the following areas of growth:

o        Web hosting
o        Internet Service Provider
o        Data Warehousing
o        Training/online training
o        Audio/visual equipment sales

Industry Background

Computer Hardware and Software

The computer industry is very large. We believe worldwide annual sales of computers, software, and related services are well in excess of $100 billion. Corporate customers continue to upgrade their systems to maintain competitiveness and improve their employee productivity in order to maintain profitability. The demand for quality services continues to grow in line with the growth of this industry.

The personal computer products segment of the computer industry was characterized in its early development by stand alone personal computers with limited capabilities. Advances in semiconductor technology were the driving force behind significant upgrades in the capabilities of personal computer products, which in turn resulted in a wider range of software applications which were suitable for use on personal computers. This expansion in personal computer capabilities has been accompanied by significant price reductions in microcomputers and peripheral products as the cost of semiconductor chips has fallen and manufacturing efficiencies have been realized.

The growth in the personal computer industry is also the result of local and wide area networks which permit a wide distribution of applications software and databases throughout a business or other organization, the use of a variety of different hardware and software products from location to location or even user to user, and the flexible addition or deletion of software applications. In most cases, hardware and software products produced by a variety of manufacturers can be used interchangeably in personal computers.

The computer market has grown rapidly because of the efficiencies to be obtained by corporations that have without question provided significant returns over and above the investment costs incurred.

From a consumer standpoint, as computers are becoming more like an essential appliance to many homes, and with the convergence of communications, television and computers, appliances such as television sets, security systems, stereo systems, air conditioning, stoves, and refrigerators will all be part of the home network linked by expanded bandwidth through satellite, cable, and telephone companies. The computer will eventually control all these appliances making it a key component in homes of today and the future. Already many new residential developments are being planned and built with this concept.

The industry is seasonal to some extent, with sales in the first and fourth quarters of a calendar year usually significantly higher than the second and third quarters. The reason for this is that many corporations tend to purchase in the first quarter following their budget approvals obtained in the fourth quarter of the prior year. Consumers tend to make significantly more purchases in the fourth quarter, mainly during the holiday season when many are in receipt of incentive and bonus payments.

The industry is even beginning to get trendy, as designer machines such as the I-Mac and E-Machines which are all in one modules including the monitor, are beginning to gain market share. These machines are manufactured in a variety of pastel colors and transparent materials.

Growth of the Internet and E-Commerce

The  Internet  has  rapidly  emerged  as a  significant  interactive  medium for worldwide communication, instant access to information and e-commerce. International Data Corporation, a research company which tracks computer and Internet statistics, estimates that the number of Internet users worldwide will increase from approximately 196 million at the end of 1999 to more than 502 million by the end of 2003. PC Universe believes this rapid growth is primarily attributable to the increasing number of personal computers in homes and offices, technological advancements that provide easier, faster and cheaper access to the Internet and the proliferation of products, content and services available on the Internet at competitive prices. In the area of computer products, Dell computers for example announced one year ago that they were averaging nearly $1 million dollars a day in sales and expected to triple that amount within two years.

PC Universe believes increasing numbers of customers will engage in e-commerce as online retailers take advantage of the recent technological improvements associated with the Internet that allow the integration of one-click buying, intelligent product recommendations and near real-time customer service. International Data Corporation estimates that the number of customers making purchases on the Internet will grow from approximately 48 million in 1999 to approximately 183 million in 2003. In addition, International Data Corporation predicts the total value of goods and services purchased annually over the Internet will increase from approximately $111.4 billion in 1999 to approximately $1.3 trillion in 2003.

Limitations of Traditional and Catalog Retailers

The emergence of the Internet as an alternative shopping channel has highlighted the limitations associated with shopping at traditional and catalog retailers. Traditional retailers face inherent structural limitations that may inhibit their ability to capitalize on the growing worldwide market for their goods and services. The space available in a traditional retail store limits merchandising flexibility and constrains the number of items that a traditional retailer can offer at any given time. Traditional retailers must make significant investments in inventory that may quickly become obsolete. These retailers also face challenges in hiring, training and maintaining knowledgeable sales staff and preventing losses due to theft by customers and employees. Personnel costs typically limit operating hours, reducing customer convenience. Furthermore, traditional retailers generally have difficulties gathering customer demographics and preferences, and their potential customer base is typically limited to those who live within a reasonable geographic distance from the retail locations. This is the reason PC Universe is expanding its internet sales capability.

While catalog retailers provide customers with the convenience of shopping from anywhere at anytime, the number of items they can feature and the product information they can provide is limited due to mailing, printing and other related expenses. Since catalogs must be printed and mailed far in advance of sales, catalog retailers cannot readily change their product offerings or prices to adapt to an evolving market. Furthermore, the catalog shopping experience is, in general, neither interactive nor personalized, yet requires extensive personnel support to take and process orders.

The Online Retail Opportunity

In contrast to traditional retail channels, the Internet provides online retailers with the opportunity to offer a broad and evolving selection of merchandise to customers worldwide, while enabling customers to shop at their convenience without leaving their homes or offices. The Internet provides essentially unlimited shelf space without significant capital investments, allowing online retailers to build large global customer bases at an unprecedented pace and to potentially achieve superior economic returns over the long-term. The flexible structure of the Internet also enables online retailers to update product descriptions quickly and make new products immediately available for sale without incurring significant expenses. In addition, online retailers can easily obtain demographic and behavioral data about customers, increasing opportunities for targeted marketing.

Forrester Research, a research company that tracks the computer/Internet industries, estimates that the online sale of computer hardware is one of the largest domestic Internet retail opportunities for the consumer and small office/home office market. According to Forrester Research, annual online computer hardware sales are expected to grow from approximately $2.4 billion in 1999 to approximately $15.0 billion in 2003, representing approximately 14% of the entire computer hardware market in 2003. Media products such as software, books, videos and music also represent a fast growing segment of the online retail market. Forrester Research estimates that domestic annual online sales of these products will grow from approximately $3.0 billion in 1999 to more than $10.0 billion by 2003.

Challenges Faced by Online Retailers

The Internet addresses many of the limitations faced by traditional and catalog retailers by providing unlimited shelf space, worldwide geographic reach for potential customers, customer convenience, significant flexibility with regard to vendor promotion and cross-merchandising opportunities, and on a comparable basis, extremely low costs. However, online retailing is new and evolving and presents a number of challenges, including:

o        Limited Brand Awareness and Customer Loyalty.

     Online retailers must build their brand recognition to attract potential new customers, to develop customer trust and loyalty in the absence of face-to-face interaction and to maintain high levels of customer traffic to their Web sites. Creating a strong brand, however, can be difficult and expensive, and many online retailers have had limited success developing their brand name.

o        Significant Price Competition.

     Online pricing engines enable customers to easily determine the lowest price for a particular product. Because online shoppers can quickly access pricing information with little effort, online retailers must be able to offer competitive prices to continue to draw traffic to their Web sites.

o        Limited Product Offerings and Customer Convenience.

     Many online retailers focus on a single product category, which may frustrate customers who must visit a variety of online stores and pay multiple shipping fees to accommodate all of their online shopping needs. Among those online retailers who provide multiple product offerings, many have sites that are difficult to navigate, do not use sophisticated search capabilities and do not allow customers to purchase products using a single check-out process.

o        Inability to Rapidly Increase Operations and Infrastructure.

     Many online retailers choose to handle most aspects of the online retail channel internally, including maintaining a large inventory of products, shipping and processing orders, and providing customer service. This requires significant time, capital investment and operating overhead that constrain the online retailers' ability to increase sales or expand into new product categories. Unexpected increases in sales can also strain the retailer's infrastructure, resulting in delayed or improper shipments, slow response time and dissatisfied customers.

o        Limited Content and Customer Service.

     Due to the increasing number of Web sites, online retailers must provide compelling content and other attractive features to differentiate their sites. Many first time online shoppers may experience concern over the absence of the face-to-face communication associated with e-commerce transactions. PC Universe believes a successful online retailer must provide immediate customer support, timely shipments, frequent status updates and knowledgeable advice.

Competition among online retailers has increased as a result of the attractive commercial medium provided by the Internet and the relatively low barriers to enter this market. Therefore, PC Universe believes the success of online retailers will depend on their ability to develop brand awareness, offer competitive prices on a broad selection of products, and provide compelling content and superior customer service.

The PC Universe Solution

PC Universe buys nearly all of its name brand products, such as IBM, Toshiba, Compaq, through established distribution chains in the industry. Its main suppliers are Ingram Micro and Tech Data. PC Universe has long-standing relationships with these suppliers and has in place basic pricing and credit agreements to help facilitate business. These suppliers can and do supply its competitors. These are the two largest distributors in the industry, but there are many others to choose from should the need arise. Since its relationship with these other distributors is not as solid, PC Universe would probably suffer some price increases for a brief period while we establish new relationships, but it shouldn't be a lasting problem.

Strategy

PC Universe's objective is to become a leading e-commerce destination offering a broad selection of computer brand name products and services to consumers and small businesses at everyday low prices. To achieve this objective, the key elements of its strategy include the following:

o        Build the PC Universe Brand.

     PC Universe intends to increase customer loyalty and brand recognition by offering multiple comprehensive product lines at everyday low prices backed by superior customer service. In addition to its aggressive pricing strategy, PC Universe plans to continue to promote its brand through a variety of marketing and promotional campaigns, including television, print, radio, direct mail and outdoor advertisements, as well as strategically placed online advertisements and promotional campaigns.

o Expand and Improve Relationships with Distribution and Fulfillment Providers to be a Low Cost Supplier.

     PC Universe plans to continue to work with its distribution and fulfillment providers to obtain more timely and accurate product information, shipping and fulfillment. As its sales increase, PC Universe believes it will be able to achieve more favorable terms and pricing from its providers.

o        The PC Universe Online Shopping Experience

     Its Web site offers a broad range of computer and software products. PC Universe has included compelling content to allow customers to enjoy their visit to its Web site and make more informed purchase decisions. PC Universe believes that shopping at www.PCUdirect.com and www.PCUniverse.com offers attractive benefits to customers, including convenience, ease of use, a broad selection, in-depth product information and content, and everyday low prices. PC Universe also intends to market it's PCUdirect.com website as a virtual community for all those interested in the PC industry. Online chat rooms and message boards where visitors can talk to experts and auctions for selling or buying used products are just two of the ways in which PC Universe intends to create customer loyalty on its PCUdirect website. The following highlights the key features of its online shopping experience:

o        Browsing

     PC Universe has created a shopping experience on the web that strives to provide customers with the information they need in an extremely functional manner. It has been the goal of its web designers from day one to respond to its clients needs by making sure the information they desire is never more than just a few clicks of the mouse away. At the home page and the main page for each category, customers can view promotions and featured products or use a keyword search to locate a specific product. Its Web site also allows customers to conduct sophisticated searches based on pre-selected criteria designated in each store, displaying the search results in a number of different ways including by lowest price, highest price, and by manufacturer. PC Universe has organized its product offerings into a simple set of categories and subcategories. This simple structure also allows customers to click on the designated category or subcategory to go to the desired location immediately.

o        Accessing Information.

     One of the key advantages of online shopping is the ability to access a broad range of information quickly and easily. PC Universe believes this extensive information enables the customer to make a more educated purchase decision and enhances the overall shopping experience.

o        Selecting a Product and Checking Out.

     Customers can purchase products from its online store using the checkout function. Similar to a traditional retail store, customers can add and subtract products from their shopping basket as they browse, prior to making a final purchase decision. To execute orders, customers click on the "checkout" button. New customers are prompted to create an account and supply shipping and payment information. Repeat customers, through their personally created username and password, can access their account to view order status, view their history of previous orders or update their personal information. It stores its customers' account information on its secure network, including multiple shipping addresses and billing options, which eliminates the need for repeat customers to complete their order information during future transactions. PC Universe charges its customer's credit card only after PC Universe has shipped the product. It also provides updated product information to indicate product availability. When purchased products are in stock, we generally ship orders received before 4:00 p.m. Eastern Time at the store on the same day as the order is placed.

o        Monitoring Its Status.

     To provide the highest level of customer service, PC Universe attempts to maintain communication with its customers throughout the purchase and fulfillment process. PC Universe confirms each order via an automatic e-mail within minutes of the order placement, and notifies its customers via e-mail when their product has been shipped. PC Universe sends additional e-mail communications to its customers regarding the status of their orders in the case of back orders and partial shipments.

o        Obtaining Assistance.

     Presently, customers can obtain assistance through our toll-free number. PC Universe plans to have online assistance on the site by clicking on either the "Customer Service" button or the "Help" button on each page. Its online chat feature will also enable customers to ask a customer service representative questions while online via a chat format.

Traditional Stores

In today's market, computers are sold in department stores such as Sears; in specialty electronic and appliance stories, such as Best Buy or Circuit City; in stores operated by the manufacturers of a specific computer brand, such as Gateway and in computer-only stores. In the early days of personal computing, large national computer-only stores were common. Now most computer-only stories tend to be small and locally oriented, with the exception of the national chain CompUSA.

We believe the decline of the national computer-only stories is a direct result of the rise of the direct marketing of computers by manufacturers such as Dell and Gateway and the ease of purchasing afforded by the Internet.

Technical Support and Service Program

PC Universe is authorized to do service on a number of manufacturers, including Compaq, IBM, Apple, Toshiba and others. PC Universe doesn't sell service contracts per say; rather, we sell block hours, that is, a discount for purchasing blocks of service time in advance. Our service fees vary with our basic service charge at $85 and hour for on-site service and $65 and hour if the customer brings the computer into a PC Universe facility. The charges can range as high as $150 an hour, depending on the type service needed. By purchasing service time in blocks, customers can typically receive a 15% discount on a 100-hour purchase.

PC Universe does warranty repair; that is, we repair defective products as per the manufacturers' warranty and are reimbursed for our services by the manufacturer involved.

We also do network design and installation and upgrades. We design the network, gather all the products necessary for the network and then charge for the labor, by the hour at our standard $85 an hour rate, to put the network together for the customer.

Distribution Network

PC Universe believes that the ability to maintain a primarily outsourced operating infrastructure is key to an efficient and profitable e-commerce model. As part of this strategy, PC Universe has entered into relationships with leading distributors including Ingram Micro for computer hardware, software and accessories. These distributors carry a vast inventory of products located in warehouses throughout the country from which products are picked, packed and shipped directly to its customers or its national fulfillment provider. Through this system, PC Universe has been highly effective at leveraging the inventory management and fulfillment capabilities of each of its providers to deliver products cost- effectively to its customers nationwide. For example, in September 1999, the average time for Ingram Micro to ship an in-stock product to a customer was less than one day. PC Universe's key distributors include the following:

Ingram Micro.

In 1996, we entered into an agreement with Ingram Micro through which they have agreed to provide, process and distribute some of the computer hardware and software products that we sell. Ingram Micro is one of the leading wholesalers of brand name computer hardware and software products, with net sales in excess of $22.0 billion for 1998. In addition to the revolving line of credit, or floor plan, described below, we maintain a $300,000 line of credit with Ingram.

We also maintain a $50,000 line of credit with Tech Data, another of the largest wholesalers of brand name computer equipment, although we have no agreement with Tech Data.

By using a secure Internet connection with each of its providers, orders placed by its customers are reviewed by PC Universe, then transmitted directly to the appropriate distributor. These orders are automatically fed into the distributor's system where they are processed and sent to a warehouse to be picked, packed and shipped. Orders are often processed and ready for shipment within minutes from the time a customer places an order over the telephone or at its Web site. In the event the products on a customer order are not located in the same warehouse, its system will cascade the order across several warehouses beginning with the one nearest to the customers' shipping address. By accessing distributor warehouses throughout the country, PC Universe has become more efficient in minimizing shipping costs as well as quickly delivering products to the customer.

The integrated electronic connection with each of its distribution providers also provides it with data on inventory quantities, inventory location, shipping status, shipper tracking numbers and the estimated time of arrival for back-ordered products. Its Web site also provides a direct link from a customer's order information to both Federal Express and United Parcel Service to provide up-to-the-minute information on delivery status.

PC Universe has a revolving line of credit, commonly referred to as a floor plan, with FINOVA Capital Corporation up to a limit of one million dollars. PCU does not incur any interest until payments are in excess of 30 days past due; for payments more than 30 days past due, an interest rate of prime plus 2% is applied. Payments by FINOVA to its distributors for products are normally discounted one to two points depending on the arrangements that they have with the various distributors.

Currently the amount of backlogged orders is approximately $340,000 at 6/30/00 compared to $290,000 at 6/30/99. Its experience factor in fulfillment is 90% within four weeks of date. Generally, items that cannot be supplied would not be entered in a sales order.

Principal Markets

The primary markets for sales and service are mainly the corporate, educational, and government accounts located or doing business in the South Florida area. When pcudirect.com is fully operational, that division will have the Internet consumers located within the continental U.S.A. as its primary market.

The main sales target market is the South Florida area. Ideally, corporations that have product and service requirement of at least $75,000.00 per year are considered worthwhile prospects. Government and educational institutions are among the target market as they often qualify for additional manufacturer sales programs and rebates.

South Florida corporations increasingly account for a larger share of service revenues. Currently 70% from 50% a year ago, it is anticipated that corporations could account for 90% of service revenues within one year.

Marketing and Promotions

PC Universe establishes relationships with customers by:

o  Direct sales through its corporate sales representatives.
o Advertisements in reputable computer magazines, on the radio, and the internet.
o Promotional activities involving customers, potential customers, and manufacturers. These activities include an annual cruise for our largest customers and a golf tournament.

In terms of a brand name, the internet division will be promoting the PCUdirect.com name as the site to visit for affordable quality products. This is being promoted through search engines and an advertising campaign with ZD publications.

Sales staff are remunerated on a salaried plus commission basis. There are three plans as follows:

o Established Salesperson Or Newer Salesperson Establishing Themselves In This Field

     This plan has a monthly draw of from $2,000 to $2,600 and commissions from 20-30% increasing based upon amounts of sales.

o        Established Salesperson

     This plan has a $3,000 per month salary with commissions from 3-17.5% increasing based upon amounts of sales.

o        Managerial Salesperson

     These salespersons may earn commission overrides from managed employees They have a $4,000 per month salary with commissions from 5-14% increasing based upon amounts of sales. To stay on this plan a target of $60,000 gross sales must be met every quarter.

Customer Service and Support

PC Universe's emphasis on recruiting is primarily on sales and service personnel, the caliber of which it believes has steadily been upgraded over the years.

The service department is of critical importance to the growth of the business. With the emphasis on corporate sales, these customers demand an efficient level of service for products purchased. With newly implemented training programs in place, it is vital that PC Universe continues to present to its customers highly skilled individuals that will provide cost effective information technology solutions on an ongoing basis. Many of these technicians are factory trained for IBM, Hewlett-Packard, Sharp, Compaq, Apple, Epson, and Toshiba, to name a few, and in terms of certification, many have successfully completed their Novell Gold, CNE, ECNE, MCSE, and Windows NT exams, to name a few. The minimum level acceptable for employment is the A+ certification. Help desk support is standard offering to its growing customer base.

PC Universe believes customer loyalty is created one way--through excellent service. Every PC Universe customer has a dedicated sales team at their disposal. They are available to answer technical questions, help with product research and to help design customer specific solutions using its huge product selection and technical expertise. Every sales and service representative receives the latest manufacturer training and certifications. Its wide selection of name brand products allows it to custom configure a wide variety of choices and can better serve its customers than single line resellers or manufacturers like Micron or Gateway.

We also strive to keep customers informed concerning the status of their orders. We automatically send e-mails confirming receipt of an order, as well as follow-up e-mails to notify the customer of the product shipment, any back ordering and to confirm the customers' receipt of a product.

PC Universe currently provides telephone support. We are planning Web-based support, which will include a chat function. We anticipate that our Web-based support will be available within 60 days. Customers can currently check on their orders on-line.

Technology and Systems

PC Universe believes that its technological infrastructure is sturdy and reliable. However it is constantly undergoing upgrades in order to keep in step with this fast paced industry. PC Universe has a fully functional local area network and wide area network connecting every employee at three locations from Miami to Boca Raton. Its internet infrastructure with high speed interconnect ensures that its sales and purchasing staff maintain on-line connections with its major distributors, resulting in a high level of customer satisfaction.

PC Universe prides itself in supplying products and services at the correctly quoted prices within the specified delivery period. These systems all dovetail into PC Universe's main operational and accounting software that is fully integrated. Sales, service, purchasing, warehousing, and accounting all share the same software platform which is supported 24 hours a day, seven days a week by American Micro Innovations.

PC Universe's e-commerce front end is built on industry standard technologies, including Dell Power Edge 2450 and Dell Power Edge 6000 series servers. The business logic of the site is contained in a variety of proprietary programs. These programs handle user interface, ordering and customer communications and operate on fault-tolerant Dell Power Edge servers. PC Universe and A Digital Dream, the company that hosts our Internet sites, expect to add additional servers and capacity as needed in the long-term. Its system includes fault-tolerant hardware on mission critical components, which PC Universe and A Digital Dream believe can survive the failure of several key server components with relatively little downtime. We also believe we can quickly and easily expand capacity without significant additional development. A Digital Dream has historically run its key systems below capacity to support rapid growth.

Consistent with its operating strategy, PC Universe has entered into an agreement to outsource the hosting of its E-Commerce sites to its web development firm, A Digital Dream. A Digital Dream is currently working on entering into an agreement with Intermedia Communications Inc./Digex for their co-location needs. Intermedia Communications Inc./Digex provides redundant internet connections to multiple first-tier internet access points, a secure physical environment, climate control, redundant power, and state of the art fire suspension systems. In addition, Intermedia Communications Inc./Digex provides A Digital Dream with 24-hour-a day, seven-days-a-week system monitoring and escalation. A Digital Dream will be hosting its web operations in their Miami, Florida data center, and PC Universe and A Digital Dream believe
Intermedia Communications Inc./Digex has adequate available floor space to support its growth in this facility. In addition, PC Universe and A Digital Dream expect to be able to support a distributed, redundant site by placing some of its servers in Intermedia Communications Inc./Digex's other locations across the country. PC Universe's one year agreement with A Digital Dream provides for automatic one year renewal periods, but allows either party to terminate the agreement for any reason upon 30 days' prior written notice.

PC Universe's e-commerce sites use a set of computer software applications for processing each customer order. These applications notify sales staff and also generate real-time sales reports. All credit card numbers, financial information, and credit information are secured using the internet security protocol Secure Socket Layer, Version 3, an encryption standard, and maintain credit card numbers behind appropriate firewalls. The credit card numbers are digitally encrypted once more and then stored into the database using 160 bit Triple DES encryption methods, which is currently the strongest encryption level allowed for commercial use in the United States.

After customer orders are reviewed, they are entered into a separate program, developed by American Micro Innovations of New Jersey, which then charges customer credit cards, print order information, transmit order information electronically to its distributors and deposit transaction information into its accounting system. All credit card numbers, customer information and financial and credit information are maintained behind appropriate firewalls.

PC Universe has developed a set of computer software applications for sending automated broadcast e-mails to customers on a frequent basis. This software extracts e-mail addresses from its mailing lists, sends e- mails to the designated recipients and automatically services requests from customers to remove them from the mailing list.

Competition

The personal computer products and services industry is constantly evolving and certainly rapidly changing. Products and components are introduced on a daily basis, and the average shelf life of any new product could be as short as three months or as long as twelve months. The average life cycle of many computer products is three years. Because of the extremely competitive nature of the industry, companies such as IBM, Compaq, Hewlett-Packard, Dell, and Gateway, are constantly trying to outdo each other in terms of price, product, and service.

No less competitive and ever changing is the component segment of the market that supplies the major players listed above. For example, Intel and AMD are engaged in a never-ending battle as to which company can produce the fastest processor chip. This is typical for the entire component segment whether it is CD ROMs, Floppy Drives, Sound and Video Cards, Modems, and Motherboards to name a few.

Barriers to entry into its market include the following:

o        Cost

     Financial investment is necessary to purchase products along with the credibility of the owners in obtaining lines of credit from distributors and inventory finance company.

o        Authorizations

     Manufacturers require resellers to become factory authorized in sales and service. Dealers are chosen to be eligible for authorizations based on proximity to other authorized dealers, size and layout of business location, minimum number of support staff and past experience in the computer reseller field. This industry is a highly technical field to enter without extensive knowledge.

The e-commerce market is new, rapidly evolving and intensely competitive. PC Universe expects that competition will further intensify in the future. Barriers to entry are limited, and many traditional retailers are beginning to launch their own online operations. New technologies and the expansion of existing technologies may also increase competitive pressures. It will compete with a variety of online vendors who specialize in computer hardware and software products. Moreover, all of the products it sell sin our online stores are available through traditional and catalog retailers. Consequently, it must compete with companies in the e-commerce market as well as the traditional retail industry.

In the computer hardware, software, peripheral and clearance product markets, its primary competitors include:

o        Traditional computer retailers such as CompUSA and Microcenter

o        Catalogue retailers such as CDW, Insight and PC Connection

o        Online computer retailers such as Cyberian Outpost and Egghead.com

o Software and hardware manufacturers that market their products through their own Web sites such as Apple Computer, Dell Computer and Gateway 2000

It also expects to experience significant competitive pressure if any of its distributors were to initiate their own retail operations. Since its distributors have access to merchandise at very low costs, they could sell products at lower prices than it and maintain a higher gross margin on their product sales than it is able to achieve. If this were to occur, its current and potential customers may decide to purchase directly from these distributors, which could reduce its market share.

PC Universe believes that the primary competitive factors in online retailing include brand recognition, price, product selection, customer service, value-added services and ease of use. Although PC Universe believes that it can compete favorably with respect to these factors, several of its competitors may have an advantage over it with respect to specific factors. In addition, many of its current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical, management and other resources than it does.

Intellectual Property

PC Universe regards the protection of its copyrights, service marks, trademarks, trade secrets and other intellectual property rights as critical to its future success. We rely on various intellectual property laws and contractual restrictions to protect its proprietary rights in products and services. It has acquired and registered many of its domain names with regulatory bodies in an effort to protect these intellectual property rights. PC Universe has also entered into confidentiality and invention assignment agreements with its employees and contractors, and nondisclosure agreements with its suppliers and strategic partners in order to limit access to and disclosure of its proprietary information.

In addition, PC Universe is pursuing the registration of its key trademarks and service marks in the U.S. and internationally, including PC Universe, PCUniverse.com, PCU Direct and PCUDirect.com. However, effective intellectual property protection may not be available in every country in which its services may be made available in the future. There is also no guarantee that the trademarks or service marks for which PC Universe has applied for registration will offer adequate protection under applicable law.

Legal Proceedings

We are not currently a party to any material legal proceedings.

Employees

PC Universe currently has 21 employees in the following categories:

o        Administration             5
o        Sales                      7
o        Internet                   3
o        Service                    6

There are no collective bargaining agreements and there are non-compete agreements with certain sales staff.

In the future, it hopes to hire the following additional employees:
o        Internet Division

         One General Manager
         One Programmer
         Two Data Entry Clerks

o        Corporate Sales

         One General Manager
         Three Corporate Account Representatives
         Two Sales Assistants

o        Service

         One Service Administrator
         One CNE Technician
         Two in house A+ certified technicians

o        Administration

         One Senior Accountant
         One Staff Accountant
         One Purchasing Assistant
         Two Shipping Clerks

Facilities

PC Universe's corporate headquarters are located at 2302 North Dixie Hwy, Boca Raton, FL 33431. Telephone 561-447-0050 or 1-800-PC-Universe (728-6483). PC
Universe has been here since 1995 and currently leases about 4000 square feet on a month-to-month basis. Its monthly rent is $3400. It went to month to month, instead of renewing its lease, after it expired and it set into motion plans to move to a new building currently under construction. The details of the new lease are not final. The move should be within the next four to five months and will bring together the corporate office and one of its satellite offices, which is currently located at 3500 NW Boca Raton Blvd., Boca Raton, FL 33431. This location is about 1000 square feet. The monthly rent of $800 and the lease is up for renewal in February, 2001. Another satellite office is located at 600 Brickell Ave., Suite 301J in Miami, FL 33131. It is approximately 500 square feet with a monthly rent of $650.00. This lease is up for renewal in September, 2000.


                             PC UNIVERSE MANAGEMENT

The names and ages of our executive officers and directors as of June 30, 2000 are as follows:

----------------------------------- ---------- ----------------------------------------------
Name                                   Age                                       Position
----------------------------------- ---------- ----------------------------------------------
----------------------------------- ---------- ----------------------------------------------
Gary Stern                             40      President/Director
----------------------------------- ---------- ----------------------------------------------
----------------------------------- ---------- ----------------------------------------------
Steven Zolotsky                        38      Vice President/Director
----------------------------------- ---------- ----------------------------------------------
----------------------------------- ---------- ----------------------------------------------
Thomas Livia                           30      Secretary/ Treasurer/Director
----------------------------------- ---------- ----------------------------------------------
----------------------------------- ---------- ----------------------------------------------
Robbie Macdonald                       28      Operations Manager



----------------------------------- ---------- ----------------------------------------------
----------------------------------- ---------- ----------------------------------------------
Anthony McPherson                      43      Controller
----------------------------------- ---------- ----------------------------------------------
----------------------------------- ---------- ----------------------------------------------
Joshua Spranger                        40      Service Manager
----------------------------------- ---------- ----------------------------------------------


Gary Stern - Mr. Stern was one of the founders of PC Universe in November 1995. He currently serves as President. From July 1991 to

                                   ----------

October 1995 Mr. Stern held the position of Vice President of Innovation Computers. From January 1988 to June 1991 Mr. Stern was a National Account Sales Manager with Epson America. Mr. Stern has a BS degree in Management Information Services from the University of Massachusetts at Lowell.

Steven Zolotsky - Mr. Zolotsky was one of the founders of PC Universe in November of 1995. He serves as Vice President and Director.

                                ----------------

From July 1990 to October 1995, Mr. Zolotsky held various positions with Innovation Computers in Boca Raton, Florida, with his final year as General Manager. From April 1985 to June 1990, Mr. Zolotsky was a sales manager with Barney's Electronics in New York, New York.

Thomas Livia - Mr. Livia was one of the founders of PC Universe in November of 1995 and serves as Secretary and Treasurer. From April

                                 -------------

1993 to September 1995, Mr. Livia was a corporate sales representative with Innovation Computers. Mr. Livia has a degree in Economics from the State University of New York at Stonybrook.

Robbie Macdonald - Mr. Macdonald joined PC Universe in January 1996 as Purchasing Manager. In January 1998 Mr. Macdonald was promoted

                               -----------------

to his current position of Operations Manager. From December 1993 to January 1996 Mr. Macdonald was a purchasing agent for Innovation Computers in Boca Raton Florida. Serving as Purchasing Manager for his last two years there.

Anthony McPherson - Mr. McPherson joined PC Universe in August, 1997 in his current position as Controller. From January 1995 to

                              -------------------

August 1997 Mr. McPherson was General Manager of Finance with J. Wray & Nephew Ltd. - Agricultural Division. From September, 1993 to December, 1994 Mr. McPherson was Executive Director with Neal & Massy Group Jamaica Ltd.. From February 1986 to August 1993 Mr. McPherson was Chief Financial Officer with Guardsman Group Ltd.. From July 1983 to January 1986 Mr. McPherson was Assistant Audit Manager at KPMG Peat Marwick.

Joshua Spranger - Mr. Spranger joined PC Universe in January 1996 as Service Manager and Chief Technician. From November 1992 to

                               -----------------

December 1996, Mr. Spranger was Service Manager with Innovation  Computers.
Mr. Spranger has a degree in Computer Science/Computer Engineering from the University of Nevada, Las Vegas. Mr. Spranger has the following certifications:
Microsoft certified network engineer(Microsoft), Master Certified Netware Engineer(Novell), Accredited Systems Engineer(Compaq), Certified Cisco Network Associate(Cisco), Accredited Computer Engineer(SCO/Unix), and Certified Citrix Engineer(Citrix)

Board Composition

Directors serve for the a 1 year term

Our Bylaws currently provide for a Board of Directors comprised of no less than 1 and no more than 5 directors.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to PC Universe in all capacities during the period ended December 31, 1999, by its chief executive officer and all other executive officers.


Name              Year              Salary           S-Corporation Distribution
-------------------------------------------------------------------------------
Gary Stern        1999             $81,600.00                       $32,835.00
   President
Steven Zolotsky   1999             $64,000.00                       $32,835.00
   Vice President
Thomas Livia      1999             $64,000.00                       $32,835.00
   Secretary/Treasurer

We have no employment agreement with or key person insurance on any of our officers or directors.

We have no compensation committee or other board committee performing equivalent functions. Mr. Stern, our current President, Mr. Zolotsky, our Vice President and Thomas Livia, Secretary and Treasurer participated in deliberations of our board of directors concerning executive officer compensation.

Board Compensation

Our directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.


     RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

On April 1, 2000, PC Universe loaned Director Gary Stern $18,000. The loan is to be repaid in full 36 months from the date of the loan, or on the date of Mr. Stern's termination, whichever is the shorter. There is a monthly minimum payment of $500, or payment in full upon termination, at an interest rate of 1% if the loan is repaid within the 36 months. If the loan is not repaid within 36 months, the interest rates rises to the current prime interest rate, plus 2%.

As PC Universe had been a subchapter S corporation during the period, PC Universe made $1,925,000 aggregate distributions to officers and directors who are also stockholders for the two years ending 1998 and 1999.



                             PRINCIPAL STOCKHOLDERS

The following table sets forth ownership of our Common Stock as of June 30, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock
o   Each executive officer
o   Each director and all directors and executive officers as a group:

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Name                                       Number of Shares              Percentage before      Percentage after
      ----                                       ----------------              ------------------     -----------------
                                                                               merger                 merger
                                                                               ------                 ------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Gary Stern                                                                                 18%  17%
      9808 Palma Vista Way
      Boca Raton, FL 33428                       1,517,000
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Steven Zolotsky
      20184 Palm Island Drive
      Boca Raton, FL 33498                       1,537,000                                       18%  17%
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Thomas M. Livia
      9605 Parkview Ave.
      Boca Raton, FL 33428                       1,533,000                                       18%  17%
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      All directors and named executive               4,587,000                     54%                    51%
      officers as a group (3 persons)
      ------------------------------------------ ----------------------------- ---------------------- ---------------------

Of these shares, 4,147,000 are owned by the three executive officers and the other 440,000 shares are owned by 16 family members. The executive officers disclaim beneficial ownership of these 440,000 shares.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 8,550,000 shares of Common Stock outstanding as of June 30, 2000 and 9,000,000 shares outstanding after the merger closes. The table assumes none of the options are exercised by the selling stockholders.

                    DESCRIPTION OF PC UNIVERSE CAPITAL STOCK

     ------------------------------------------------ ----------------------------------------------------
                Authorized Capital Stock                      Shares Of Capital Stock Outstanding
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
                       100,000,000                                         8,550,000
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
                       10,000,000                                            none
     ------------------------------------------------ ----------------------------------------------------

Common Stock

PC Universe is authorized to issue 100,000,000 shares of $.0001 par common stock. As of June 30, 2000, there were 8,550,000 shares of common stock outstanding held of record by 55 stockholders. There will be 9,000,000 shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

PC Universe is authorized to issue 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. PC Universe currently has no plans to issue any shares of preferred stock.

Options

There are two options for 75,000 shares each outstanding. These options will remain outstanding after the merger closes. The options can be exercised as follows:

------------------------------------ ----------------------------------- ---------------------------------
               When                           Number of Shares                   Price per Share
------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
First calendar month after first     75,000                              $3.00
trade on Bulletin Board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Second calendar month after first    50,000                              $4.50
trade on Bulletin Board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Third calendar month after first     25,000                              $6.00
trade on Bulletin Board

------------------------------------ ----------------------------------- ---------------------------------

Dividends

In connection with its status as a subchapter S corporation, PC Universe made $1,925,000 aggregate distributions to officers and directors who are also stockholders for the two years ending 1998 and 1999.

PC Universe does not expect to make such dividends or distributions after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

PC Universe is the transfer agent and registrar for its common stock.

                        PC UNIVERSE SELLING STOCKHOLDERS

PC Universe has agreed to register 150,000 shares underlying options held by two of our current stockholders for resale. PC Universe will not receive any of the proceeds of their sales. Selling stockholders are free to sell at any price they desire.

The following table sets forth the name of each selling shareholder and the number of share owned prior to sale. None of the shareholders has ever held any position or office with us.

NAME                       Number of Shares
- ----------            -----------------------
Lambo Investments, Ltd.    150,000
JB Brown, Ltd.             150,000
                         -------------------
TOTAL                      300,000



                     FIRST IRVING STRATEGIC GROUP'S BUSINESS

History and Organization

We were organized as a corporation under the laws of the state of Florida in September, 1999. Since inception, our primary activity has been directed to organizational efforts. We were formed as a vehicle to acquire a private company desiring to become an SEC reporting company in order thereafter to secure a listing on the over the counter bulletin board. The company we have identified and agreed to acquire is PC Universe.

Operations

We do not currently engage in any business activities that provide any cash flow. The costs of identifying, investigating, and analyzing the merger with PC Universe have been and will continue to be paid with money in our treasury or loaned by management. This is based on an oral agreement between management and us.

Employees

We presently have no employees. Our officer and director is engaged in business activities outside of us. It is anticipated that management will devote the time necessary each month to our affairs of until a successful business opportunity has been acquired.

Selected Financial Data

The following information concerning our financial position and operations is as of and for the period ended December 31, 1999.

---------------------------
Total assets        $  0
---------------------------
---------------------------
Total liabilities      0
---------------------------
---------------------------
Equity                 0
---------------------------
---------------------------
Sales                  0
---------------------------
---------------------------
Net loss              79
---------------------------
---------------------------
Net loss per share     0
---------------------------

Management Discussion And Analysis Or Plan Of Operation

 We are a development stage entity, and have neither engaged in any operations nor generated any revenues to date. We have no assets. Our expenses to date, all funded by a loan from management, are $79. We have agreed to pay our management's law firm a fee of $50,000 and our non-management director a salary of $25,000, to be paid from the merger fee.

 Substantially all of our expenses that must be funded by management have been and will be from our efforts to identify a suitable acquisition candidate and close the acquisition. Management has orally agreed to fund our cash requirements until an acquisition is closed. So long as management does so, we will have sufficient funds to satisfy our cash requirements. This is primarily because we anticipate incurring no significant expenditures. Before the conclusion of the acquisition of PC Universe, we our expenses have been and will continue to be limited to accounting fees, legal fees, telephone, mailing, filing fees, occupational license fees, and transfer agent fees.

We do not intend to seek additional financing. At this time we believe that the funds to be provided by management will be sufficient for funding our operations until we close the acquisition of PC Universe and therefore do not expect to issue any additional securities before the closing of the acquisition of PC Universe.

Properties

We are presently  using the office of Michael T. Williams,  2503 W. Gardner
Ct., Tampa FL, at no cost. This arrangement is expected to continue only until a business combination is closed, although there is currently no agreement between us and Mr. Williams. We at present own no equipment, and do not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of April 30, 2000 by

o Each shareholder known by us to own beneficially more than 5% of the common stock o Each executive officer o Each director and all directors and executive officers as a group:

      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
      Name                                 Number of Shares        Percentage       Number of Shares         Percentage after
      ----                                 -----------------       -----------      -----------------        -----------------
                                           Pre-Merger(1)           before merger    Post-Merger (2)(3)       merger
                                           -------------           -------------    ------------------       ------
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
       Michael T. Williams(1)                   1,000,000               50%              225,000                  2.5%
       100 100%
       2503 W. Gardner Ct.
       Tampa FL 33611
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
      Mr. Rob Rill                              1,000,000               50%              225,000                  2.5%
      2950 S.W. Archer Road Suite C
      Gainesville, Fl 32608
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------
           All    directors   and   named       2,000,000               100%             450,000                  5%
      executive  officers as a group (two
      persons)
      ------------------------------------ ----------------------- ---------------- ------------------------ ------------------

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 1,000,000 shares of Common Stock outstanding as of June 30, 2000.

(1) Includes 197,000 shares owned by the Williams Trust, with beneficiaries as Tenants by the Entireties of Michael Williams and Donna Williams, his wife. Under the terms of the trust, all sales decisions will be made exclusively by the. Also includes 2,000 shares owned by Brandon Williams Revocable Trust. Brandon is the son of Mr. and Mrs. Williams. They disclaim beneficial ownership of these 2,000 shares. Excludes 26,000 shares owned in the aggregate by 11 of Mr. and Mrs. Williams nieces and nephews, current and to-be, and a trust related to a family property in Vermont of which Mr.and Mrs. Williams are currently a beneficiary and one employee of Mr. Williams' law firm. They disclaim beneficial ownership of these 28,000 shares.

(2) In connection with the merger, we agreed to effect a reverse split in which Mr. Williams' Trust will own 197,000 shares prior to the closing of the merger. The shares held by other family and employee shareholders are subject to anti-dilution provisions and thus won't be affected by this reverse split. Mr. Rill's stock will be subject to the same reverse split in that he will own 225,000 shares prior to the closing of the merger.

(3) Mr. Williams' Trust and Mr. Rill have each agreed to the following option agreements for repurchase of their shares with First Irving, which will survive the merger. The options are exercisable as follows:

------------------------------------ ----------------------------------- ---------------------------------
               When                           Number of Shares                   Price per Share
------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
First calendar month after first     225,000                             $1.00
trade on Bulletin Board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Second calendar month after first    150,000                             $1.50
trade on Bulletin Board

------------------------------------ ----------------------------------- ---------------------------------
------------------------------------ ----------------------------------- ---------------------------------
Third calendar month after first     75,000                              $2.00
trade on Bulletin Board

------------------------------------ ----------------------------------- ---------------------------------

      Any shares not purchased within these time periods will be retained by Mr. Williams and Mr. Rill. After the merger, PC Universe is obligated to exercise these options to the extent their existing options for 75,000 shares each are exercised on a 3 shares from Williams and Rill for every one share acquired under the existing PC Universe options.

Mr. Williams and Mr. Rill may be deemed our founders, as that term is defined under the securities act of 1933.

Directors and Executive Officers

The following table and subsequent discussion sets forth information about our directors and executive officer, who will resign upon the closing of the PC Universe merger. Our director s and executive officers were elected to their positions in September, 1999.

 Name                                           Age                    Title

 Michael T. Williams                            51                     President, Treasurer and Director
 Rob Rill                                       29                     Director

 Since 1975 Mr. Williams has been in the practice of law, initially with the US Securities and Exchange Commission until 1980, and since then in private practice. He was also chief executive officer of Florida Community Cancer Centers, Dunedin, FL from 1991-1995. He received a BA from the University of Kansas and a JD from the University of Pennsylvania.

Mr. Robert A. Rill is the President/Director of both Strategic Funding Inc. and Strategic Capital Advisors. He started both companies in late 1996 which specializes in sub prime lending and consulting respectively. Since inception, Strategic Funding Inc. has successfully loaned several million dollars in micro cap loans to customers of a broad demographic and credit background. Mr. Rill has successfully expanded the company into multiple cities which currently include Gainesville, Jacksonville, and Newberry, Florida. Prior to this, Mr. Rill was a finance manager for College Park Properties. Mr. Rill received an M.B.A. from the University of Florida in May 1996 and a B.S.B.A. in finance in December 1993.

Executive Compensation

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to First Irving Strategic Group, Inc., in all capacities during the period ended December 31, 1999, by its executive officer.

Summary Compensation Table

Name and Principal Position            Annual Compensation - 1999
---------------------------            --------------------------
                                       Salary, $,              Bonus, $,           Number of Shares Underlying Options, #,
                                       ----------              ---------                                      ------------
Michael T. Williams, President         None                    None                None

Certain Relationships and Related Transactions

Upon formation, Mr. Williams and Mr. Rill, were issued 1,000,000 shares each. Of the $75,000 merger fee to be paid to us by PC Universe under the terms of the merger agreement, Mr. Rill will receive $25,000 for his role as director. The remaining $50,000 will be paid to Williams Law Group for legal services in preparing this registration statement.

In connection with the merger, First Irving Strategic Group agreed to effect a reverse split so that Mr. Williams' Trust, including related family and employees, and Mr. Rill will each own 225,000 shares prior to the closing of the merger, subject to a repurchase option.

Legal Proceedings

 We not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Directors and Officer

Our directors are bound by the general standards for directors provisions in Florida law. These provisions allow them in making decisions to consider any factors as they deem relevant, including our long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or our customers, the community in which the we operate and the economy. Florida law limits our director's liability.

 We have agreed to indemnify our directors, meaning that we will pay for damages they incur for properly acting as directors. The SEC believes that this indemnification may not be given for violations of the securities act of 1933.

In so far as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

Provisions With Possible Anti-Takeover Effects

Section 607.0902 of Florida law restricts the voting rights of certain shares of a corporation's stock when those shares are acquired by a party who, by this acquisition, would control at least one-fifth of all voting rights of the corporation's issued and outstanding stock. The statute provides that the acquired shares, the control shares, will, upon the acquisition, cease to have any voting rights. The acquiring party may, however, petition the corporation to have voting rights re-assigned to the control shares by way of an acquiring person's statement submitted to the corporation in compliance with the requirements of the statute. Upon receipt of the request, the corporation must submit, for shareholder approval, the acquiring person's request to have voting rights re-assigned to the control shares. Voting rights may be reassigned to the control shares by a resolution of a majority of the corporation's shareholders for each class and series of stock. If resolution is approved, and the voting rights re-assigned to the control shares represent a majority of all voting rights of the corporation's outstanding voting stock, then, unless the corporation's articles of incorporation or Bylaws provide otherwise, all shareholders of the corporation will be able to exercise dissenter's rights in accordance with Florida law.

A corporation may, by amendment to its articles of incorporation or bylaws, provide that, if the party acquiring the control shares does not submit an acquiring person's statement in accordance with the statute, the corporation may redeem the control shares at any time during the period ending 60 days after the acquisition of control shares. If the acquiring party files an acquiring person's statement, the control shares are not subject to redemption by the corporation unless the shareholders, acting on the acquiring party's request, deny full voting rights to the control shares.

The statute does not alter the voting rights of any stock of the corporation acquired in any of the following manners:

o Under the laws of intestate succession or under a gift or testamentary transfer

o Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute

o Under either a merger or merger if the corporation is a party to the agreement or plan of exchange or merger

o Under any savings, employee stock ownership or other benefit plan of the corporation

o Under an acquisition of shares specifically approved by the board of directors of the corporation

           DESCRIPTION OF FIRST IRVING STRATEGIC GROUP'S CAPITAL STOCK

     ------------------------------------------------ ----------------------------------------------------
     Authorized Capital Stock                         Shares Of Capital Stock Outstanding
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
     50,000,000  Common                               2,000,000
     ------------------------------------------------ ----------------------------------------------------
     ------------------------------------------------ ----------------------------------------------------
     20,000,000  Preferred                            none
     ------------------------------------------------ ----------------------------------------------------

Common Stock

We are authorized to issue 50,000,000 shares of no par common stock. As of June 30, 2000, there were 2,000,000 shares of common stock outstanding held of record by 15 stockholders. There will be *** shares of common stock outstanding after giving effect to the issuance of the shares of common stock under this prospectus.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. We currently have no plans to issue any shares of preferred stock.

Dividends

We have never paid any dividends and do not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

We are the transfer agent and registrar for our common stock.

 COMPARISON OF RIGHTS OF FIRST IRVING STRATEGIC GROUP STOCKHOLDERS AND PC UNIVERSE SHAREHOLDERS

Because First Irving Strategic Group has changed its articles and bylaws to be the same as those of PC Universe, the rights of shareholders of PC Universe will not change as a result of the merger.

                              AVAILABLE INFORMATION

Neither PC Universe nor First Irving Strategic Group is subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file reports, information statements or other information with the Commission. First Irving Strategic Group has filed with the Commission a registration statement on Form S-4 under the Securities Act. This prospectus constitutes the prospectus of First Irving Strategic Group that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                     EXPERTS

Audited financial statements of First Irving Strategic Group, Inc. have not been filed as this transaction is treated as an acquisition of First Irving by PC Universe and the acquisition is immaterial for financial statement purposes. The Financial Statements of PC Universe, Inc. as of April 30,2000 and for the period ended also included in this prospectus and elsewhere in the Registration Statement have been included herein in reliance on the report of Grassano Accounting P.A., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the shares of First Irving Strategic Group common stock being offered by this prospectus and certain federal income tax matters related to the exchange are being passed upon for First Irving Strategic Group by Williams Law Group, P.A., Tampa, FL. Mr. Williams is the sole officer and director of and owns 1,000,000 shares pre merger and 197,000 shares post merger of the stock of First Irving Strategic Group.

PC UNIVERSE, INC.


                              FINANCIAL STATEMENTS


              JUNE 30, 2000 AND 1999 AND DECEMBER 31, 1999 AND 1998

                                PC UNIVERSE, INC.


                          INDEX TO FINANCIAL STATEMENTS

                                                              PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS               1

FINANCIAL STATEMENTS

         Balance Sheets                                        2-3

         Income Statements                                       4

         Statements of Stockholders' Equity                      5

         Statements of Cash Flows                                6

         Notes to Financial Statements                        7-10

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of PC Universe, Inc.
Boca Raton, Florida

We have audited the accompanying balance sheets of PC Universe, Inc. (the Company) as of December 31, 1999 and December 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PC Universe, Inc. at December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

We also have reviewed the accompanying balance sheets of PC Universe, Inc. as of June 30, 2000 and 1999 and the related statements of income, stockholders' equity, and cash flows for the six months then ended. All information included in these financial statements is the responsibility of the management of PC Universe, Inc.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



Boca Raton, Florida
June 9, 2000 - Audits
August 30, 2000 - Reviews








                                                                              ASSETS
                                                                              June 30                         December 31
                                                                      2000               1999            1999          1998
                                                                   Unaudited)         (Unaudited)
                                                                 --------------      -------------    ------------   -------------
CURRENT ASSETS
     Cash                                                        $ 24,564              $                  $ 199,888        $ 724,139
     Accounts Receivable                                        1,020,319               999,079             849,660          719,126
     Inventory                                                    237,024               222,356             238,471          129,918
     Prepaid Expenses and Advances                                  6,315                 8,232              16,207            2,427
     Due from Officers                                             18,633
                                                               -------------        -------------       -----------      -----------

             TOTAL CURRENT ASSETS                               1,306,855             1,229,667           1,304,226        1,575,610
                                                               -------------        -------------       -----------      -----------


PROPERTY AND EQUIPMENT
     Computer Equipment and Software                               90,669                78,304              90,668           77,754
     Website                                                       47,747
     Furniture and Office Equipment                                32,192                29,258              30,292           29,259
     Vehicle                                                        6,304                 6,304               6,304            6,304
     Leasehold Improvements                                         4,858                 4,273               4,858            4,273
                                                                ------------         ------------       -----------      -----------
                                                                  181,770               118,139             132,122          117,590

     Less:  Accumulated Depreciation                               95,524                71,111              84,278           59,125
                                                                ------------         -----------       -----------      ------------

             NET PROPERTY AND EQUIPMENT                            86,246                47,028              47,844           58,465
                                                                -------------        ------------       -----------      -----------


OTHER ASSETS
     Organization Costs (Less:  Accumulated
          Amortization of  $26,892 and $21,026 at
          June 30, 2000 and 1999, $23,959 and
          $18,092 at Dec. 31, 1999 and 1998)                        2,442                 8,309              5,375            11,242
     Security Deposits                                             86,337                87,110             87,411            86,360
                                                                 -----------          ----------        -----------      -----------
             TOTAL OTHER ASSETS                                    88,779                95,419             92,786            97,602
                                                                 -----------          ----------        -----------      -----------


                               TOTAL ASSETS                   $ 1,481,880           $ 1,372,114         $ 1,444,856      $ 1,731,677
                                                               ============          ===========       ===========       ===========


                                                                    LIABILITIES & STOCKHOLDERS' EQUITY

                                                                             June 30                             December 31
                                                                   2000                    1999
                                                               (Unaudited)            (Unaudited)           1999             1998
                                                              --------------         -------------      -----------    -------------

CURRENT LIABILITIES
     Accounts Payable                                           $ 377,431              $ 319,893          $ 234,090        $ 337,112
     Note Payable-Line of Credit                                  651,708                629,821            823,556          482,114
     Accrued Expenses                                              90,634                 22,905             42,280           27,807
     Customer Deposits                                             12,966                 35,830             55,249           82,771
                                                             ---------------         ------------       -----------     ------------

          TOTAL CURRENT LIABILITIES                             1,132,739              1,008,449          1,155,175          929,804
                                                             ---------------         ------------       -----------     ------------

STOCKHOLDERS' EQUITY
     Common Stock, $0.0001 Par Value,
         100,000,000 Shares Authorized,
         8,550,000 Shares Issued and
         Outstanding for 2000; $1 Par Value,
         7,500 Shares Authorized, 400 Shares
         Issued, 300 Shares Outstanding
         for 1999 and 1998                                            855                   400                 400              400
     Additional Paid in Capital                                   410,145               199,600             199,600          199,600
     Stock Subscriptions Receivable                              (300,000)
     Treasury Stock                                                                      89,000)            (89,000)        (89,000)
     Retained Earnings                                            238,141               252,665             178,681          690,873
                                                             ---------------          -----------        -----------     -----------

          TOTAL STOCKHOLDERS' EQUITY                              349,141               363,665             289,681          801,873
                                                             ---------------          -----------        -----------     -----------


               TOTAL LIABILITIES &
               STOCKHOLDERS' EQUITY                           $ 1,481,880           $ 1,372,114         $ 1,444,856      $ 1,731,677
                                                            ===============           ===========        ===========     ===========


                                                       For the 6 Mths Ended                          For the Years Ended
                                                              June 30                                    December 31
                                                     2000                 1999
                                                  (Unaudited)         (Unaudited)                 1999                 1998
                                              -------------------- -------------------     -------------------  -------------------
SALES                                    $              4,880,636 $         4,702,231     $         8,870,654  $         9,755,167

COST OF SALES                                           4,172,311           4,130,223               7,734,912            7,362,705
                                              -------------------- -------------------     -------------------  -------------------

         GROSS PROFIT                                     708,325             572,008               1,135,742            2,392,462
                                              -------------------- -------------------     -------------------  -------------------

OPERATING EXPENSES
     Selling                                               87,545              89,308                 195,993              546,069
     General                                              509,324             501,538                 962,668            1,356,372
     Administrative                                        35,836              32,846                  65,925              183,491
                                              -------------------- -------------------     -------------------  -------------------

          TOTAL OPERATING
          EXPENSES                                        632,705             623,692               1,224,586            2,085,932
                                              -------------------- -------------------     -------------------  -------------------

          INCOME (LOSS) FROM
          OPERATIONS                                       75,620            (51,684)                (88,844)              306,530
                                              -------------------- -------------------     -------------------  -------------------

OTHER INCOME AND EXPENSE
     Miscellaneous Income                                  33,320             149,519                 128,631            1,791,473
     Interest Income                                                                                                            62
     Interest Expense                                    (17,480)            (11,043)                (26,979)
                                              -------------------- -------------------     -------------------  -------------------

          TOTAL OTHER
          INCOME (EXPENSE)                                 15,840             138,476                 101,652            1,791,535
                                              -------------------- -------------------     -------------------  -------------------

          NET INCOME BEFORE
          PROVISION FOR INCOME
          TAXES                                            91,460              86,792                  12,808            2,098,065

          PROVISION FOR
          INCOME TAXES                                     32,000
                                              -------------------- -------------------     -------------------  -------------------

          NET INCOME                     $                 59,460 $            86,792     $            12,808  $         2,098,065
                                              ==================== ===================     ===================  ===================








                                 Number of                            Additional             Stock
                                   Shares             Common            Paid In          Subscriptions          Treasury
                                   Common             Stock             Capital           Receivable              Stock
                               ---------------     -------------     --------------     ----------------     ----------------

Balance at Dec. 31, 1997                  400     $         400     $      199,600     $                            (89,000)

Distributions to stockholders

Net Income
                               ---------------     -------------     --------------     ----------------     ----------------

Balance at Dec. 31, 1998                  400               400            199,600                                  (89,000)
Distributions to stockholders

Net Income
                               ---------------     -------------     --------------     ----------------     ----------------

Balance at Dec. 31, 1999                  400               400            199,600                                  (89,000)

Retired treasury stock                  (100)             (100)           (88,900)                                    89,000

15,800 to 1 stock split and
change par value to
$0.0001                             4,739,700               174              (174)

Sale of 2,520,000 shares
of common stock                     2,520,000               252            299,748            (300,000)

Issuance of 1,290,000
shares of common stock
to merger consultant                1,290,000               129              (129)

Net Income (Unaudited)
                               ---------------     -------------     --------------     ----------------     ----------------
Balance at June 30, 2000
(Unaudited)                         8,550,000     $         855     $      410,145     $      (300,000)     $
                               ===============     =============     ==============     ================     ================


Retained               Total
Earnings           Stockholders'
(Accumulated            Equity
(Deficit)             (Deficit)
----------------     ----------------

$    (6,192)           $    104,808

 (1,401,000)             (1,401,000)

  2,098,065               2,098,065

----------------     ----------------

    690,873                 801,873

   (525,000)               (525,000)

     12,808                  12,808

 ----------------     ----------------

    178,681                 289,681

     59,460                  59,460

 ----------------     ----------------

$   238,141             $   349,141

 ================     ================



                                                                  For the 6 Mths Ended                         For the Years Ended

                                                                        June 30                                   December 31
                                                             2000                  1999
                                                          (Unaudited)          (Unaudited)               1999                   1998
                                                         --------------     --------------     ---------------       ---------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
     Net Income                                          $       91,460     $       86,792     $         12,808     $      2,098,065
     Adjustments to Reconcile Net Income
       to Net Cash Provided by (Used in)
       Operating Activities
        Depreciation and Amortization                            14,179             14,919               31,020               31,184
        Increase in Accounts Receivable                        (170,659)          (279,953)            (130,534)           (302,246)
        Decrease (Increase) in Inventory                          1,447            (92,438)            (108,553)             234,938
        Decrease (Increase) in Prepaid
             Expenses and Advances                                9,892             (5,805)             (13,780)              16,337
        Decrease (Increase) in Security Deposits                  1,074               (750)              (1,051)            (68,654)
        Increase (Decrease) in
             Accounts Payable                                   143,341            (17,219)            (103,022)           (329,870)
        Increase (Decrease) in Accrued
             Expenses                                            16,354             (4,902)              14,473               15,971
        Decrease in Customer Deposits                           (42,283)           (46,941)             (27,522)            (32,221)
                                                          --------------     ---------------     ----------------    ---------------

             NET CASH PROVIDED BY (USED IN)
             OPERATING ACTIVITIES                                64,805           (346,297)            (326,161)           1,663,504
                                                          ---------------    ---------------     -----------------   ---------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
     Loan Advances to Officers                                  (18,633)
     Purchases of Property and Equipment                        (49,648)               (549)            (14,532)            (28,477)
                                                          ----------------    --------------     ----------------   ----------------

             NET CASH USED IN
             INVESTING ACTIVITIES                               (68,281)               (549)            (14,532)            (28,477)
                                                          ----------------    ---------------    ----------------   ----------------

CASH FLOWS FROM FINANCING
ACTIVITIES:
     Proceeds from (payments on) Note
          Payable-Line of Credit, net                          (171,848)            147,707              341,442             482,114
     Distributions to Stockholders                                                 (525,000)            (525,000)        (1,401,000)
                                                          ----------------    ----------------    ----------------   ---------------

             NET CASH USED IN
             FINANCING ACTIVITIES                              (171,848)           (377,293)            (183,558)          (918,886)
                                                          ----------------    ----------------    -----------------   --------------

NET INCREASE (DECREASE) IN CASH                                (175,324)           (724,139)            (524,251)            716,141

CASH, BEGINNING OF PERIOD                                       199,888             724,139              724,139               7,998
                                                          ----------------    --------------     ------------------   --------------

CASH, END OF PERIOD                                      $       24,564        $          -       $      199,888        $    724,139
                                                          ================    ===============    ==================   ==============

SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION
     Cash paid during the period for:
        Interest                                         $       17,480        $      11,043      $       26,979        $          -
                                                          ================    ================    =================   ==============
        Income Taxes                                     $            -        $           -      $            -        $          -

                                                          ================    ================    =================   ==============

               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization
         On November 20, 1995, PC Universe, Inc. (the "Company") was incorporated under the laws of Florida, to be a reseller of computers, software and related equipment to business and individuals via mail order, direct selling and the internet. The Company eliminated mail order during 1998 to concentrate on corporate sales.

         Accounts Receivable
         All accounts receivable are due from unaffiliated third parties. The Company considers all accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, they will be charged to operations when that determination is made.

         Inventory
         Inventory is stated at the lower of cost or market, using the first-in, first-out (FIFO) method and consists of computers and related software and equipment.

         Property, Equipment and Depreciation
         Property additions, major renewals and betterments are included in the assets accounts at cost. Maintenance, repairs and minor renewals are charged to earnings when incurred.

         Depreciation is computed using the modified accelerated cost recovery system over the estimated useful lives of the assets. Although this method is not a generally accepted accounting principle, the difference between it and any other acceptable method is immaterial to the current financial statements. The new website is being depreciated over three years using the straight line method.

         Long-Lived Assets
         The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and acquired customer bases, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

         Revenue Recognition
         Revenue from sales is recognized in the period in which the products are shipped and invoiced to the customer. Sales are final upon the shipment of the goods to customers. Customers consist of the general public with emphasis on sales to businesses and other organizations.

         Advertising
         Costs associated with advertising are expensed in the year incurred. Advertising expenses were $35,701, $36,130, $85,530 and $396,188 for the six months ending on June 30, 2000 and 1999 and for the years ending on December 31, 1999 and 1998, respectively. In 2000 and 1999, the advertising was mainly through the radio, while print media was mostly used in 1998.

         Income Taxes
         The Company was incorporated on November 20, 1995 as a Subchapter C Corporation for Federal income tax purposes. On January 1, 1997, the Company elected to be treated as an S Corporation with the Company's net earnings taxed directly to the Shareholders under Section 1361 of the Internal Revenue Code. Accordingly, no provision is required for Federal income taxes for the periods ended December 31 and June 30, 1999 and December 31, 1998.

         As a result of the issuance of common stock to some corporations on June 30, 2000 (see Note 5), the Company's Sub S election has automatically terminated. Consequently, as of June 30, 2000, the Company is again a Subchapter C Corporation and provisions for Federal and State income taxes are required for the six months ended on that date; however, there are no timing differences.

         Recent Accounting Pronouncements
         In the periods reported, the Company was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

         Estimates
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Fair Value of Financial Instruments
         The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximated fair value because of the immediate or short-term maturity of these instruments.


NOTE 2 - MERGER AGREEMENT

         On June 30, 2000, the Company entered into a merger agreement with First Irving Strategic Group, Inc. ("First"), a Florida corporation. As a result of the merger, each outstanding share of the Company's common stock, other than dissenting shares, will be exchanged for one share of First's common stock. When the merger closes, First will change its name to PC Universe, Inc. and will be the surviving corporation. The new company will then file to have its stock quoted on the OTC Bulletin Board.


NOTE 3 - DUE FROM OFFICERS

         During the six months  ending June 30,  2000,  an officer was  advanced
         $18,633. The officer plans to repay this advance within the next several months, and no interest will be accrued.


NOTE 4 - REVOLVING LINE OF CREDIT

         On July 29, 1997, the Company entered into an agreement with a commercial finance company in which the finance company would pay manufacturers for computers and computer accessories to be sold by PC Universe, Inc. This revolving line of credit or "floor plan" has a limit of $1,000,000, accrues interest at the average of the prime rates listed in the Wall Street Journal, and is secured by the Company's accounts receivable and inventory. The finance charges totaled $15,445 and $9,367 in the six months ending June 30, 2000 and 1999, respectively, $23,349 in the year ending December 31, 1999, and $-0- in 1998. The balances, represented in note payable-line of credit, were $651,708 and $629,821 at June 30, 2000 and 1999, respectively; and
         $823,556 and $482,114 at December 31, 1999 and 1998, respectively.


NOTE 5 - STOCK TRANSACTIONS

         Common Stock
         On June 30, 2000, the following actions were taken by the Company. The Company retired its 100 shares of treasury stock. The authorized shares of common stock was increased from 7,500 to 100,000,000 and the par value was decreased from $1 to $0.0001. The Company authorized a 15,800 to 1 stock split. The Company approved the sale of 315,000 shares of common stock for $37,500 to each of eight companies, resulting in total stock subscriptions receivable of $300,000, due within sixty days after the stock begins trading. The Company issued 1,290,000 to representatives of a merger consultant.

         Preferred
         On June 30, 2000, the company authorized 10,000,000 shares of $0.001 par value, non-voting preferred stock, of which none had been issued as of June 30, 2000.

NOTE 6 - PROVISION FOR INCOME TAXES

         The provision for income taxes consists of the following for the six months ended June 30:


NOTE 7 - BENEFIT PLANS

         The Company has a profit sharing and savings plan that allows for discretionary employer contributions to be made. The Company contributions for the profit sharing and savings plan were $-0- for all the periods covered by these financial statements.


NOTE 8 - CONCENTRATION OF CASH

         The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash.


NOTE 9 - LEASE COMMITMENTS

         The Company presently rents three offices: the Boca Raton headquarters, service facility and warehouse; the Boca Raton sales office; and the Miami sales office. The original leases for the Boca Raton headquarters office and the Miami office have expired and are on a monthly basis. The Boca Raton sales office lease expires on August 31, 2000 and has remaining payments of $1,685. The Company plans to consolidate the Boca Raton offices into one location later in the year; however, negotiations for the new space had not been concluded as of the date of this report.






First Irving Strategic Group, Inc.

PROSPECTUS

Table of Contents

SUMMARY................................................................................................4
-------
RISK FACTORS...........................................................................................7
------------
MERGER APPROVALS......................................................................................13
----------------
MERGER TRANSACTION....................................................................................13
------------------
PC UNIVERSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....20
-------------------------------------------------------------------------------------------------
PC UNIVERSE BUSINESS..................................................................................22
--------------------
PC UNIVERSE MANAGEMENT................................................................................35
----------------------
RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS...............................37
-----------------------------------------------------------------------
PRINCIPAL STOCKHOLDERS................................................................................38
----------------------
DESCRIPTION OF PC UNIVERSE CAPITAL STOCK..............................................................38
----------------------------------------
PC UNIVERSE SELLING STOCKHOLDERS......................................................................39
--------------------------------
FIRST IRVING STRATEGIC GROUP'S BUSINESS...............................................................39
---------------------------------------
DESCRIPTION OF FIRST IRVING STRATEGIC GROUP'S CAPITAL STOCK...........................................44
-----------------------------------------------------------
COMPARISON OF RIGHTS OF FIRST IRVING STRATEGIC GROUP STOCKHOLDERS AND PC UNIVERSE SHAREHOLDERS........45
----------------------------------------------------------------------------------------------
AVAILABLE INFORMATION.................................................................................45
---------------------
EXPERTS...............................................................................................45
-------
LEGAL MATTERS.........................................................................................46
-------------

Dealer prospectus delivery obligation

Until , all dealers that effect transactions in these securities, whether or not participating in this offering, are required to deliver a prospectus.

_______, 2000

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Florida Business Corporation Act. Section 607.0850(1) of the Florida Business Corporation Act (the "FBCA") provides that a Florida corporation, such as the Company, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with the proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of the proceeding, including any appeal thereof. This indemnification shall be authorized if the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which person shall have been adjudged to be liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the court shall deem proper.

          Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liabilities under Section 607.0850.

          Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          Articles and Bylaws. The Company's Articles of Incorporation and the Company's Bylaws provide that the Company shall, to the fullest extent permitted by law, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.



Item 2

     1     Agreement and Plan of Merger and Reorganization *

Item 3

     1    Articles of Incorporation of the Registrant.(1)
     2    Bylaws of the Registrant (1)
     3 Amended and Restated Articles of Incorporation of Registrant, to be effective after consummation of the proposed Merger.
     4. Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

Item 4

     1     Form of Common Stock Certificate of the Registrant.(1)

Item 5

     1     Legal Opinion of Williams Law Group, P.A.

Item 8

     1     Tax Opinion of Williams Law Group, P.A.

Item 10

1.       Contracts with Ingram Micro
2.       Financing documents with Finova Capital
3.       Promissory note from Gary Stern


Item 23

1.        Consent of Grassano Accounting P.A.
2. Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1 and 8.1).

     All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

     Information pertaining to our Common Stock is contained in our Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of this issue.

     The undersigned Registrant hereby undertakes to:

1.File,   during  any  period  in  which  it  offers  or  sells  securities,   a
post-effective amendment to this registration statement to:

         i. Include any prospectus required by section 10(a)(3) of the Securities Act;

         ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         iii. Include any additional or changed material information on the plan of distribution.

2.For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


Ex. 23.1


        Grassano Accounting, P.A.
        900 North Federal Highway
        Suite 160
        Boca Raton, FL33432-2081
        561.395.0330.
        561.395.2081

        October13, 2000

        First Irving Strategic  Group, Inc.
        2503 W. Gardner Ct.
        Tampa, FL 33611

        RE: Consent to include audit report in Form S-4

        Gentlemen:

     We consent to the inclusion of our Independent Auditors' Report dated June 9, 2000, covering the financial statements of PC Universe for the years ending December 31, 1999 and 98, in the upcoming filing of Form S-4, for First Irving Strategic Group, Inc.

        Yours truly,

        /s/ N. Richard Grassano
            N. Richard Grassano, Prinicipal
            Grassano Accounting, P.A.
            Boca Raton, FL




                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly
caused  this  Registration   Statement  to  be  signed  on  its  behalf  by  the
undersigned, thereunto duly authorized, in the City of , State of , on .

                                          First Irving Strategic Group, INC.

                                          By: /s/  MICHAEL T. WILLIAMS.

                                            ------------------------------------
                                                  President and Treasurer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

-------------------------------------------- ----------------------------------------- ------------------------------------------
SIGNATURE                                    TITLE                                     DATE
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
                                             Director
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
Print Name:  Rob Rill
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
                                             President, Treasurer and Director
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
Print Name:  Michael T. Williams
-------------------------------------------- ----------------------------------------- ------------------------------------------